Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

July 7, 2009

among

MSC.SOFTWARE CORPORATION,

MAXIMUS HOLDINGS INC.

and

MAXIMUS INC.

[1]	The Table of Contents is not a part of this Agreement.

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of July 7, 2009 among MSC.Software Corporation, a Delaware corporation (the “Company”), Maximus Holdings Inc., a Delaware corporation (“Parent”), and Maximus Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, the respective Boards of Directors of the Company and Merger Subsidiary have approved and deemed it advisable that the respective stockholders of the Company and Merger Subsidiary approve and adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, as a condition and inducement to Parent’s willingness to enter into this Agreement, the directors and executive officers of the Company set forth on Schedule I hereto have entered into a voting agreement with Parent in the form attached as Exhibit A-1 hereto and certain stockholders of the Company set forth on Schedule II hereto have entered into a voting agreement with Parent in the form attached as Exhibit A-2 hereto (collectively, the “Voting Agreements”);

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Guarantors (as defined below) are entering into Limited Guarantee (as defined below) in favor of the Company with respect to certain of Parent’s obligations under this Agreement; and

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements contained herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. (a) As used herein, the following terms have the following meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal from any Third Party relating to (i) any acquisition, purchase, lease or license, direct or indirect, of 15% or more of the consolidated assets of the Company and its Subsidiaries or 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party’s beneficially owning 15% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company or (iii) any merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 15% or more of the consolidated assets of the Company.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Code” means the Internal Revenue Code of 1986.

“Company Balance Sheet” means the consolidated balance sheets of the Company as of December 31, 2008 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2008.

“Company Cash Deposit” shall mean an amount of cash equal to $109,250,000.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Intellectual Property” means the Owned Intellectual Property and the Licensed Intellectual Property.

“Company IP Agreements” means all (i) licenses of Intellectual Property by the Company or any Subsidiary of the Company to any Person, and (ii) licenses of Intellectual Property by any Person to the Company or its Subsidiary of the Company.

“Company Products” means all service offerings or products currently made commercially available by the Company or any of its Subsidiaries or made commercially available in the past and currently supported by the Company or any of its Subsidiaries, other than the Reseller Products.

“Company Rights” means the preferred stock purchase rights issued pursuant to the Company Rights Agreement.

“Company Rights Agreement” means the Rights Agreement between the Company and Mellon Investor Services LLC, as Rights Agent, dated as of October 10, 2008.

“Company Software” means all software owned by the Company or its Subsidiaries and all other software that is used or held for use in connection with the operation of the business of the Company and its Subsidiaries as currently conducted, including all (i) software used in the Company’s or any Subsidiary’s provision of Company Products to customers and/or end users, including any software incorporated in, or integrated or bundled with, any Company Product, (ii) software intended for license to customers and/or end users, and (iii) software, libraries, modules and other materials used by the Company or any Subsidiary in the development, design, construction or testing of any of the software described in clause (i) or (ii) above.

“Company Stock” means the common stock, $0.01 par value, of the Company, together with the associated Company Rights.

“Company Stock Awards” means the Company Stock Options and Company Stock Units.

“Company Stock Option” means any option to purchase shares of Company Stock granted under the Company Stock Plans.

“Company Stock Plans” means the 1991 Stock Option Plan, the 1998 Stock Option Plan, the 2001 Stock Option Plan, the Advanced Enterprise Solutions Program, the 2006 Performance Incentive Plan and the non-plan option agreements set forth on Section 4.05(b) of the Company Disclosure Schedule.

“Company Stock Unit” means any restricted stock unit or performance stock unit with respect to Company Stock granted under the Company Stock Plans.

“Company US Cash Threshold” means an amount of cash equal to the excess of (i) the amount of cash reflected in the Cash and Working Capital Statement over (ii) an amount between $8,000,000 and $18,000,000 selected by Parent and provided in a written notice by Parent to the Company no later than August 1, 2009.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2008.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Laws” means any and all statutes, laws, regulations or rules or any binding agreement with any Governmental Authority, in each case relating to worker safety as it relates to Hazardous Substances, the environment or Hazardous Substances.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means (a) any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court or tribunal, agency, governmental body, instrumentality or official, including any political subdivision thereof or (b) the Nasdaq Global Select Market.

“Governmental Authorizations” means, with respect to any Person, all licenses, permits (including construction permits), certificates, waivers, consents, franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements and other authorizations and approvals issued to such Person by or obtained by such Person from any Governmental Authority, or of which such Person has the benefit under any Applicable Law.

“Hazardous Substance” means any pollutant, contaminant or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, chemical, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics that is designated, defined or regulated by any Governmental Authority as “hazardous,” “extremely hazardous,” “toxic,” a “pollutant” or a “contaminant,” including petroleum and its derivatives and by-products, natural gas and other hydrocarbons and asbestos-containing materials.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” shall mean, with respect to the Company and its Subsidiaries, (a) any liabilities for borrowed money or amounts owed or indebtedness issued in substitution for or exchange of indebtedness for borrowed money, (b) obligations evidenced by notes, bonds, debentures or other similar instruments, (c) obligations under leases (contingent or otherwise, as obligor, guarantor or otherwise) required to be accounted for as capitalized leases pursuant to GAAP, (d) obligations for amounts drawn under acceptances, letters of credit, contingent reimbursement liabilities with respect to letters of credit or similar facilities, (e) any liability for deferred purchase price of property or services, contingent or otherwise, as obligor or otherwise, other than accounts payable incurred in the ordinary course of business, (f) all guaranties and other contingent obligations in respect of liabilities for borrowed money of others and similar commitments relating to any of the foregoing items and (g) any accrued and unpaid interest on, and any prepayment premiums, penalties or similar contractual charges in respect of, any of the foregoing.

“Intellectual Property” means, in any and all jurisdictions worldwide, all (i) patents, utility models, inventions and discoveries, statutory invention registrations, mask works, invention disclosures, and industrial designs, Community designs and other designs, (ii) trademarks, service marks, domain names, logos, uniform resource locators, trade dress, trade names, geographical indications and other identifiers of source or goodwill, including the goodwill associated therewith, (iii) works of authorship (including software) and copyrights, and moral rights, design rights and database rights therein and thereto, (iv) confidential and proprietary information, including trade secrets, know how and invention rights, (v) rights of privacy and publicity, (vi) registrations, applications, renewals and extensions for any of the foregoing in (i)-(v), and (vii) any and all other proprietary rights.

“knowledge” means (i) with respect to the Company, the actual knowledge of those persons who the Company has deemed an “officer” of the Company (as defined in Rule 16a-1(f) promulgated pursuant to the 1934 Act) and (ii) with respect to Parent, the actual knowledge of the officers of Parent.

“Licensed Intellectual Property” means all Intellectual Property that the Company and/or any Subsidiary of the Company is licensed or otherwise permitted by other Persons to use, including without limitation Off-the-Shelf software.

“Lien” means, with respect to any property or asset, any mortgage, lien, license, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset, other than any Permitted Lien. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Material Adverse Effect” means, with respect to the Company, any change, event, occurrence or state of facts that (a) is materially adverse to the financial condition, business, assets, or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) prevents the Company from consummating the Merger and the other transactions contemplated by this Agreement, excluding, in the case of clause (a), any effect resulting from (A) changes in the financial or securities markets (including, but not limited to, changes in currency exchange rates and interest rates) or changes in general global, national or regional economic or political conditions, in either case not having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the software industry, (B) changes (including changes of Applicable Law or in GAAP or regulatory accounting requirements) generally affecting the software industry and not specifically relating to or having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the software industry, (C) acts of war, sabotage or terrorism or natural disasters not having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the software industry, (D) the announcement, pendency or consummation of the transactions contemplated by this Agreement (including any loss of, or adverse change in, the relationship of the Company and its Subsidiaries with their respective employees, customers, distributors, partners or suppliers resulting therefrom, (E) any failure by the Company and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that the causes underlying such failure may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur), (F) any action taken by the Company or its Subsidiaries at the written request of Parent or that is expressly required pursuant to this Agreement in and of itself (it being understood that the manner in which any such action is taken, and the effects of any such action, may be considered in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur) or (G) any assignment of Intellectual Property from any Subsidiary of the Company to the Company made at Parent’s direction.

“Material Adverse Effect” means, with respect to any Person other than the Company, any change, event, occurrence or state of facts that prevents such Person from consummating the Merger and the other transactions contemplated by this Agreement.

“Off-the-Shelf software” means all software that is commercially and generally available software that has not been modified or customized for the Company or any of its Subsidiaries (other than for the purposes of inter-operability or integration with the hardware or software of the Company and its Subsidiaries) and (a) is licensed to the Company or any Subsidiary for a one-time license fee of $100,000 or less, or annual license fee of $100,000 or less, or (b) was licensed to the Company or a Subsidiary more than three (3) years ago, such software is not incorporated into any Company Products, and in respect of which there are no current license fee obligations. Notwithstanding anything to the contrary in the above definition and for the avoidance of doubt, the term “Off-the-Shelf” software includes Public Software.

“Owned Intellectual Property” means all Intellectual Property owned by or under obligation of assignment to the Company or any Subsidiary of the Company.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Liens” means (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable or that are being contested in good faith, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Public Software” means any software that contains, or is derived in any manner from, in whole or in part, any software that is distributed as freeware, shareware, open source software (e.g., Linux) or similar licensing or distribution models. For the avoidance of doubt, “Public Software” includes, without limitation, software licensed or distributed under any of the following licenses or distribution models (or licenses or distribution models similar thereto): (i) the GNU General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (v) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards Source License (SISSL); (vii) the BSD License; (viii) Red Hat Linux; (ix) the Apache License; and (x) any other license or distribution model described by the Open Source Initiative as set forth on www.opensource.org.

“Registered” means issued by, registered, recorded or filed with, renewed by or the subject of a pending application before any Governmental Authority or Internet domain name registrar.

“Reseller Products” means the “Thermica” engineering tool which is resold by the Company and its Subsidiaries on behalf of EADS Asthium and the “Genoa” software suite which is resold by the Company and its Subsidiaries on behalf of AlphaSTAR Corporation and “MSC.Actran” which is resold by the Company and its Subsidiaries on behalf of Free Field Technologies.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Significant Subsidiary” means, with respect to any Person, any Subsidiary of such Person that constitutes a “Significant Subsidiary” of such Person within the meaning of Rule 1-02 of Regulation S-X of the 1934 Act.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Working Capital” as of any date means (x) the Company’s “current assets” (as defined in the Company’s most recent Company SEC Documents), including cash, as of such date minus (y) (A) the Company’s “current liabilities” (as defined in the Company’s most recent Company SEC Documents) as of such date (other than such current liabilities (including, without limitation, tax liabilities, withholding or otherwise) resulting from (I) the repatriation of funds to the U.S. for the purpose of making the Company Cash Deposit or from (II) any assignment of Intellectual Property from any Subsidiary of the Company to the Company made at Parent’s direction) plus (B) all of the Company’s unpaid transaction fees and expenses incurred in connection with this Agreement and the Company’s prior acquisition and disposition activity.

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Adverse Recommendation Change	6.03
Agreement	Preamble
Alternate Financing	8.07
Cash and Working Capital Statement	6.07
Certificates	2.03
Closing	2.01
Company	Preamble
Company Board Recommendation	4.02
Company Charter Documents	4.01
Company Damages	11.04
Company Employees	7.04
Company SEC Documents	4.07
Company Securities	4.05
Company Stockholder Approval	4.02

Term	Section
Company Stockholder Meeting	6.02
Company Subsidiary Securities	4.06
Confidentiality Agreement	6.03
Conversion Right	2.05
Conversion Unit	2.05
Debt Financing	5.07
Debt Financing Commitments	5.07
D&O Insurance	7.03
Effective Time	2.01
Elliott Equity Commitment	5.07
Employee Plans	4.17
End Date	10.01
Environmental Permits	4.19
Equity Financing	5.07
Equity Financing Commitments	5.07
Exchange Agent	2.03
Financing	5.07
Financing Commitments	5.07
Foreign Antitrust Laws	4.03
Guarantor	5.08
Indemnified Person	7.03
Internal Controls	4.07
International Plan	4.17
IRS	4.17
Lease	4.14
Limited Guarantee	5.08
Material Contract	4.20
Merger	2.01
Merger Consideration	2.02
Merger Subsidiary	Preamble
Minimum Cash Amount	9.02
Multiemployer Plan	4.17
Multiple Employer Plan	4.17
Parent	Preamble
Parent Liability Limitation	11.04
Parent Related Parties	11.04
Parent Termination Fee	11.04
Process Agent	11.08
Proxy Statement	4.09
R&D Sponsor	4.15
Representatives	6.03
STG Equity Commitment	5.07
Subsidiary Documents	4.01
Superior Proposal	6.03
Surviving Corporation	2.01

Term	Section
Tax	4.16
Taxing Authority	4.16
Tax Return	4.16
Termination Fee	11.04
Uncertificated Shares	2.03
Voting Agreements	Preamble
WARN	4.17

Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2

THE MERGER

Section 2.01. The Merger. (a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”).

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in San Francisco, California at the offices of Shearman & Sterling LLP, 525 Market Street, San Francisco, California, 94105, on the second Business Day after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree.

(c) At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the certificate of merger).

(d) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02. Conversion of Shares. At the Effective Time:

(a) Except as otherwise provided in Section 2.02(b), Section 2.02(c) or Section 2.04, each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive $7.63 in cash, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest.

(b) Each share of Company Stock held by the Company as treasury stock (other than shares in an Employee Plan of the Company) or owned by Parent immediately prior to the Effective Time (other than shares held for the account of clients, customers or other Persons) shall be canceled, and no payment shall be made with respect thereto.

(c) By virtue of the Merger and without any action by Merger Subsidiary or Parent, as the holder of all outstanding capital stock of Merger Subsidiary (other than the requisite approval by Parent as the sole stockholder of Merger Subsidiary in accordance with Delaware Law, which approval has been obtained), each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03. Surrender and Payment. (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) or (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). On the Business Day prior to the Closing, the Company shall deposit the Company Cash Deposit with the Exchange Agent (provided, that, if the Closing does not occur on such next Business Day, Parent will return, or cause to be returned, such Company Cash Deposit to the Company on the second Business Day after such deposit). The Company Cash Deposit shall be made solely out of cash on hand and shall be used solely for purposes of paying a portion of the Merger Consideration in accordance with this Article 2 and shall not be used to satisfy any other obligation of the Company or any of its Subsidiaries. Promptly after the Effective Time, Parent shall make available to the Exchange Agent cash in an amount sufficient to pay all remaining aggregate Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares in excess of the Company Cash Deposit. As promptly as reasonably practicable after the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of shares of Company Stock at the Effective Time a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Except as set forth in Sections 2.02(b) and (c), each holder of shares of Company Stock shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock 180 days after the Effective Time shall be returned to the Surviving Corporation, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration in respect of such shares without any interest thereon. Notwithstanding the foregoing, neither Parent nor the Surviving Corporation shall be liable to any holder of shares of Company Stock for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar laws.

Section 2.04. Dissenting Shares. Notwithstanding Section 2.02, shares of Company Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with Delaware Law shall not be converted into the right to receive the Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. If, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses the right to appraisal, such shares shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration. The Company shall give Parent prompt notice of any demands received by the Company for appraisal of shares, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent, the Company shall not make any payment with respect to, or offer to settle or settle, any such demands, or agree to do any of the foregoing.

Section 2.05. Company Stock Options. (a) At the Effective Time, each outstanding Company Stock Option, shall be converted, by virtue of the Merger and without any action on the part of any individual option holders into the right to receive an amount in cash determined by multiplying (i) the excess, if any, of the per share Merger Consideration over the applicable exercise price of such option by (ii) the number of shares of Company Stock such holder could have acquired under such option (a “Conversion Right”). The Conversion Right shall be subject to the same terms and conditions as the related Company Stock Option, including the vesting and forfeiture provisions, except that the holder thereof shall be entitled to automatic settlement in cash of the vested portion of the Conversion Right in accordance with the original vesting schedule (including any terms related to automatic accelerated vesting in connection with certain terminations of employment following the Merger) of the related Company Stock Option. To the extent that a Company Stock Option is vested as of, or vests upon the Effective Time in accordance with its terms as of the date hereof (including any terms related to accelerated vesting), Parent shall, or shall cause the Company, to settle the resulting vested Conversion Right promptly after the Effective Time. As of the Effective Time, each holder of a Company Stock Option shall cease to have any rights with respect thereto, except the right to receive a Conversion Right under this Section 2.05(a).

(b) Company Stock Units. At the Effective Time, each outstanding Company Stock Unit, whether or not vested, as of the Effective Time, shall be converted into the right to receive, by virtue of the Merger and without any action on the part of any individual award holders, an amount in cash determined by multiplying the per share Merger Consideration by the number of shares of Company Stock such holder could have acquired under the terms of such Company Stock Unit immediately prior to the Effective Time (a “Conversion Unit”). The Conversion Unit shall be subject to the same terms and conditions as the related Company Stock Unit, including the vesting and forfeiture provisions, except that the holder thereof shall be entitled to automatic settlement in cash of the vested portion of the Conversion Unit in accordance with the original vesting schedule (including any terms related to automatic accelerated vesting in connection with certain terminations of employment following the Merger) of the related Company Stock Unit. To the extent that a Company Stock Unit is vested as of, or vests upon the Effective Time in accordance with its terms as of the date hereof (including any terms related to accelerated vesting), Parent shall, or shall cause the Company, to settle the resulting vested Conversion Unit promptly after the Effective Time. As of the Effective Time, each holder of a Company Stock Unit shall cease to have any rights with respect thereto, except the right to receive a Conversion Unit under this Section 2.05(b).

(c) Parent shall assume the applicable Company Stock Plan with such assumption being effective as of the Effective Time, and the Parent Board of Directors or a committee thereof shall succeed to the authority and responsibility of the Company Board of Directors or any committee thereof with respect to each Conversion Right and Conversion Unit.

Section 2.06. Adjustments. If, during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur by reason of any reclassification, recapitalization, stock split or combination, reverse stock split, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, but excluding any change that results from any exercise of options outstanding as of the date hereof to purchase shares of Company Stock granted under the Company’s stock option or compensation plans or arrangements, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately and equitably adjusted.

Section 2.07. Withholding Rights. Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct and withhold with respect to the making of such payment under any applicable provision of U.S. federal, state, local or foreign tax or social insurance law. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.08. Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01. Certificate of Incorporation. The certificate of incorporation of Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law (except that the name of the Surviving Corporation shall be “MSC.Software Corporation”).

Section 3.02. Bylaws. The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with Applicable Law (except that the name of the Surviving Corporation shall be “MSC.Software Corporation”).

Section 3.03. Directors and Officers. From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 11.05, except as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01. Corporate Existence and Power. (a) The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all Governmental Authorizations that are material to the Company and its Subsidiaries, taken as a whole, and required to carry on its business as now conducted and as currently proposed by its management to be conducted. The Company is duly licensed or qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) The Company has made available to Parent complete and correct copies of its certificate of incorporation and bylaws (the “Company Charter Documents”) and the articles of incorporation and bylaws (or comparable organizational documents) of each of the Company’s Subsidiaries (the “Subsidiary Documents”), in each case as amended to the date of this Agreement. The Company Charter Documents and the Subsidiary Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions.

Section 4.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger (the “Company Stockholder Approval”). This Agreement constitutes a valid and binding agreement of the Company enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b) At a meeting duly called and held, the Company’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved, adopted and declared advisable this

Agreement and the transactions contemplated hereby and (iii) unanimously resolved, subject to Section 6.03(b), to recommend approval and adoption of this Agreement by the Company’s stockholders (such recommendation, the “Company Board Recommendation”) and (iv) approved and adopted an amendment to the Company Rights Agreement to render the Company Rights inapplicable to the Merger, this Agreement and the transactions contemplated hereby (a copy of which amendment was made available to Parent prior to the date of this Agreement), in each case, subject to the recusal of any members of the Company’s Board of Directors.

Section 4.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and of laws analogous to the HSR Act existing in foreign jurisdictions (the “Foreign Antitrust Laws”), including the German Act against Restraints of Competition of 1958, as amended, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, and any other applicable state or federal securities laws and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Company Charter Documents, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a material violation or breach of any provision of any material Applicable Law, (iii) other than the actions and filings referred to in Section 4.03, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any material agreement or other instrument binding upon the Company or any of its Subsidiaries or (iv) result in the creation or imposition of any Lien on a material asset of the Company or any of its Subsidiaries.

Section 4.05. Capitalization. (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Stock and 10,000,000 shares of preferred stock, par value $0.01 per share, of the Company. As of June 30, 2009, there were outstanding 45,517,868 shares of Company Stock, none of which were subject to vesting or forfeiture, and no shares of preferred stock of the Company, Company Stock Options to purchase an aggregate of 4,077,806 shares of Company Stock (of which options to purchase an aggregate of 2,459,531 shares of Company Stock were exercisable for which the aggregate in-the-money spread based on the Merger Consideration does not exceed $900,000) and

Company Stock Units with respect to 1,216,547 shares of Company Stock. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to the Company Stock Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and fully paid.

(b) Except as would not result in a material liability to the Company or any Subsidiary of the Company, each grant of a Company Stock Option was duly authorized no later than the date on which the grant of such Company Stock Option was by its terms to be effective by all necessary corporate action, including, as applicable, approval by the Company’s Board of Directors (or a duly constituted and authorized committee thereof), or a duly authorized delegate thereof, and any required shareholder approval by the necessary number of votes or written consents and since the Company’s initial public offering, the per share exercise price of each Company Stock Option was not less than the fair market value of a share of Company Stock on the applicable date of grant. Each grant of a Company Stock Award was made in accordance with the terms of the relevant Company Stock Plan and Applicable Laws, and each such grant was properly accounted for in all material respects in accordance with GAAP in the consolidated financial statements contained in the Company SEC Documents and with Applicable Laws. Section 4.05 of the Disclosure Schedule sets forth the following information with respect to each Company Stock Award outstanding on the date of this Agreement: (i) the particular plan pursuant to which such Company Stock Award was granted; (ii) the number of shares of Company Stock subject to such Company Stock Award; (iii) the exercise or purchase price of such Company Stock Award (if any); (iv) the date on which such Company Stock Award was granted; (v) the applicable vesting schedule; and (vi) the date on which such Company Stock Award expires. The Company has made available to Parent accurate and complete copies of all Company Stock Plans pursuant to which the Company has granted the Company Stock Awards that are currently outstanding and the form of all stock award agreements evidencing such Company Stock Awards. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Company Stock Awards as a result of the transactions contemplated by this Agreement.

(c) Except as set forth in this Section 4.05 and for changes since June 30, 2009 resulting from the exercise of Company Stock Options outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or ownership interests in the Company or (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of or voting securities of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities.

(d) Except as set forth in this Section 4.05, none of (i) the shares of capital stock of the Company or (ii) Company Securities are owned by any Subsidiary of the Company.

Section 4.06 Subsidiaries; Minority Investments. (a) Each Subsidiary of the Company is duly formed, validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization, has all organizational powers and all Governmental Authorizations that are material to the Company and its Subsidiaries, taken as a whole, and required to carry on its business as now conducted. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company. All Subsidiaries of the Company and their respective jurisdictions of organization are identified in the Company 10-K.

(b) All of the outstanding capital stock of or other voting securities of, or ownership interests in, each Subsidiary of the Company, have been duly authorized and validly issued and are fully paid, nonassessable and were not issued in violation of any preemptive rights, purchase option, call or right of first refusal or similar rights, and are owned by the Company, directly or indirectly, free and clear of any Lien (including any restriction on the right to vote or transfer the same, except for such transfer restrictions of general applicability as may be provided under the 1933 Act). As of the date of this Agreement, there were no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Significant Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

(c) Except for the Subsidiaries of the Company identified in the Company 10-K, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, limited liability company, partnership, association, trust or other entity.

Section 4.07. SEC Filings and the Sarbanes-Oxley Act. (a) The Company has filed with or furnished to the SEC, and made available to Parent, all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2008 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b) As of its filing date (and as of the date of any amendment), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. The management of the Company has, in material compliance with Rule 13a-15 under the 1934 Act, (i) designed disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the management of the Company by others within those entities, and (ii) disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies in the design or operation of internal control over financial reporting (“Internal Controls”) which would adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls.

(f) Since January 1, 2008, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Global Select Market.

Section 4.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company (including, in each case, any notes thereto) included or incorporated by reference in the Company SEC Documents complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved and fairly present (except as may be indicated in the notes thereto) the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments and the absence of footnotes in the case of any unaudited interim financial statements).

Section 4.09. Disclosure Documents. The proxy statement of the Company to be filed with the SEC in connection with the Merger (the “Proxy Statement”) will, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. At the time the Proxy Statement and any amendments or supplements thereto are first mailed to the stockholders of the Company and at the time of the Company Stockholder Approval, the Proxy Statement, as supplemented or amended, if applicable, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by Parent, Merger Subsidiary or any of their respective representatives or advisors specifically for use or incorporation by reference therein.

Section 4.10. Absence of Certain Changes. (a) Since the Company Balance Sheet Date, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course consistent with past practices and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

(b) From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of Section 6.01.

Section 4.11. No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; (ii) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Company Balance Sheet Date; (iii) liabilities or obligations incurred in connection with the transactions contemplated hereby or (iv) liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

Section 4.12. Compliance with Laws and Court Orders. The Company and each of its Subsidiaries is in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any material violation of, any material Governmental Authorization or any Applicable Law.

Section 4.13. Litigation. As of the date hereof, there is no material action, suit, investigation or proceeding pending against or, to the knowledge of the Company, threatened against or affecting, the Company or any of its Subsidiaries before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority. Neither the Company nor any of its Subsidiaries is subject to any material continuing order, judgment, injunction or decree of any Governmental Authority.

Section 4.14. Properties. (a) The Company and its Subsidiaries have marketable title to, or valid leasehold interests in, all property and assets used in their respective businesses, free and clear of any Liens, except Permitted Liens.

(b) The Company and its Subsidiaries do not own any real property. Section 4.14(b) of the Company Disclosure Schedule contains the true and correct address of all real property leased by the Company or any of its Subsidiaries. Each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid and in full force and effect and neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Lease. The Company has made available to Parent accurate and complete copies of each Lease.

Section 4.15. Intellectual Property. (a) Section 4.15(a) of the Company Disclosure Schedule sets forth a true and complete list of all (i) Owned

Intellectual Property that is Registered, indicating for each such item, as applicable, the application or registration number, date and jurisdiction of filing or issuance, and the identity of the current applicant or registered owner, (ii) Company Products, and (iii) Company IP Agreements (other than licenses of Off-the-Shelf software and non-exclusive licenses granted to customers, end-users and hardware and software partners in the ordinary course of business consistent with past practice).

(b) The Company and its Subsidiaries have sufficient rights to use the Company Intellectual Property in connection with the operation of the business of the Company and its Subsidiaries as currently conducted. The Company Intellectual Property includes all Intellectual Property used or held for use in connection with the operation of the business of the Company and its Subsidiaries as currently conducted. The Company or a Subsidiary of the Company is the sole and exclusive owner of all right, title and interest in and to each item Owned Intellectual Property, free and clear of all Liens (excluding non-exclusive licenses granted in the ordinary course of business consistent with past practice and rights of customers to customer-specific customizations made by the Company or a Subsidiary on behalf of a customer), or any obligation to grant any Lien. To the knowledge of the Company, the Company and each Subsidiary of the Company has a valid license to use the Licensed Intellectual Property in connection with the operation of the business of the Company and its Subsidiaries as currently conducted.

(c) To the knowledge of the Company, the Owned Intellectual Property that is Registered and the Licensed Intellectual Property are valid, subsisting and enforceable, as applicable. The Owned Intellectual Property, and to the knowledge of the Company, the Licensed Intellectual Property, is not subject to any outstanding order, judgment, injunction, decree, ruling or agreement adversely affecting the Company’s or any Subsidiary of the Company’s use thereof or rights thereto, or that would impair the validity or enforceability thereof. Except for office actions in the normal course of the examination of applications for registration of Intellectual Property, there is no action or claim pending or threatened in writing by or against the Company or any Subsidiary of the Company contesting or challenging the ownership, validity, registerability, right to use or enforceability of any Owned Intellectual Property.

(d) The Company, its Subsidiaries, the operation of the business of the Company, the use of the Company Intellectual Property, the Company Products and the Company Software in connection therewith do not, and have not in the last six (6) years, infringed, misappropriated or otherwise violated or conflicted with the Intellectual Property rights of any other Person. There is no action or claim pending or threatened in writing against the Company or any Subsidiary of the Company (i) alleging that the Company or any of its Subsidiaries has infringed, misappropriated, or violated the Intellectual Property rights of any Person, or (ii) challenging the ownership of or licensed right to use any Company Intellectual Property, or (iii) that a license under any other Person’s Intellectual

Property (other than licenses included in the Company IP Agreements) is or may be required to operate the business of the Company and its Subsidiaries as currently conducted. There is no action or claim pending, asserted or threatened in writing by the Company or any of its Subsidiaries against any other Person alleging that such Person infringes, misappropriates or otherwise violates or conflicts with any Owned Intellectual Property and to the knowledge of the Company, no third party is infringing, misappropriating or otherwise violating any material Owned Intellectual Property.

(e) The Company and its Subsidiaries have taken commercially reasonable measures consistent with industry standards to maintain the confidentiality and value of all confidential information used or held for use in the operation of the business of the Company and its Subsidiaries, including the source code for any Company Products, Company Software and all other confidential Owned Intellectual Property.

(f) The Company and its Subsidiaries have obtained all approvals necessary for exporting the Company Software outside the United States and importing the Company Software into any country in which the Company Software is currently sold, licensed for use or otherwise distributed (in each case only to the extent the Company Software is exported or imported by the Company or any Subsidiary), and all such approvals are valid, current and in full force and effect.

(g) Except as set forth in Section 4.15(g)(i) of the Company Disclosure Schedule, no Public Software forms part of, is incorporated into or is being (or has been) distributed with, in whole or in part, any Company Product in a manner that would (A) require the licensing, disclosure or distribution of any portion of any source code within (or distributed with) the Company Products (other than source code that is a part of such Public Software); or (B) prohibit or limit the receipt of consideration in connection with licensing, sublicensing or distributing of any Company Products; or (C) except as specifically permitted by Applicable Law, allow any Person to decompile, disassemble or otherwise reverse-engineer any source code within (or distributed with) the Company Products (other than source code that is a part of such Public Software); or (D) require the licensing of any Company Products to any other Person for the purpose of making derivative works. With respect to any Public Software listed therein, Section 4.15(g)(i) of the Company Disclosure Schedule also identifies the underlying Public Software, the license agreement governing the use of such Public Software, where such agreements exist, the particular Company Products in which such Public Software is present and the nature of use of such Public Software. To the knowledge of the Company, Section 4.15(g)(ii) of the Company Disclosure Schedule sets forth a list of all other Public Software that, forms part of, is incorporated into or is being (or has been) distributed with, in whole or in part, any Company Product, which the Company has identified as of the date of this Agreement, in accordance with its open-source software usage records.

(h) To the knowledge of the Company, all source code and other documentation concerning Company Products is sufficiently documented to enable a software developer of reasonable skill who is experienced in the field of computer aided engineering and has no less than five (5) years of recent work experience in such field to understand, modify, debug, enhance, compile, support and otherwise utilize the software to which it pertains, without reference to other confidential sources of information. Except as disclosed in Section 4.15(h) of the Company Disclosure Schedule, no such source code (other than application program interfaces) has been delivered or licensed to any other Person, or is subject to any source code escrow, license, delivery or assignment obligation, except license and/or delivery obligations pursuant to agreements with consultants and software or hardware partners engaged in development activities for the Company and its Subsidiaries in the ordinary course of business.

(i) All Company Products (other than Licensed Intellectual Property and other than rights of customers to customer-specific customizations made by the Company or a Subsidiary on behalf of a customer) were (i) developed by employees of the Company or the Company Subsidiaries within the scope of their employment and any and all rights to Intellectual Property created by such employees have been assigned to the Company or a Subsidiary, (ii) developed by independent contractors who have expressly transferred the entire and unencumbered right, title and interest in and to such Company Products to the Company or a Subsidiary pursuant to valid written assignments or by operation of law, or (iii) otherwise acquired by the Company or a Subsidiary from a third party pursuant to a valid written agreement in which the entire and unencumbered right, title and interest in and to such Company Products were expressly assigned to the Company or such Subsidiary. The Company or a Subsidiary exclusively owns the entire and unencumbered right, title and interest in and to the Company Products (other than Licensed Intellectual Property and other than rights of customers to customer-specific customizations made by the Company or a Subsidiary on behalf of a customer), including the source code therefor and Intellectual Property rights therein. No rights in the Intellectual Property of any Company Product have been transferred or granted to any other Person, except for non-exclusive licenses of Company Products granted by the Company or its Subsidiaries to their customers in the ordinary course of business and other than rights of customers to customer-specific customizations made by the Company or a Subsidiary on behalf of a customer.

(j) The Company has furnished to the Parent prior to the execution and delivery of this Agreement true and complete copies of the standard form agreements used by the Company or any Subsidiary relating to the license or sale of Company Products. Neither the Company nor any Subsidiary has granted or is obligated to grant any Person any exclusive rights in, to or under any Owned Intellectual Property (other than rights of customers to customer-specific customizations made by the Company or a Subsidiary on behalf of a customer). Except as disclosed in Section 4.15(j) of the Company Disclosure Schedule and except for any Off-the-Shelf software, no royalties, honoraria, fees or other payments are paid or payable by the Company or any Subsidiary to any Person for the purchase, license, sublicense or use of any Licensed Intellectual Property.

(k) Neither the Company nor any Subsidiary of the Company has entered into any agreement or is otherwise obligated to indemnify any other Person against any claim of infringement, misappropriation or other violation of or conflict with the Intellectual Property rights of any third party, other than customary indemnities agreed to in the ordinary course of business and included as part of the Company’s and/or its Subsidiaries’ contracts for the license, sale or purchase of products or services.

(l) The negotiation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not, under any agreement, contract, obligation or commitment under which the Company or any Subsidiary is bound or purported to be bound, result in (i) Parent or any of its Affiliates being (A) bound by or subject to any non-compete or licensing obligation, covenant not to sue, or other restriction on or modification of the current or contemplated operation or scope of its business, which the Parent or any of its Affiliates was not bound by or subject to prior to the Closing, or (B) obligated to (1) pay any royalties, honoraria, fees or other payments to any Person in excess of those payable by the Parent or any of its Affiliates prior to the Closing, or (2) provide or offer any discounts or other reduced payment obligations to any Person in excess of those provided to such Person by the Parent or any of its Affiliates prior to the Closing.

(m) No university, military, educational institution, research center or Governmental Authority (each, a “R&D Sponsor”) has funded or sponsored research and development of the Company or its Subsidiaries such that it has any claim of right to, ownership of, security interest in or exclusive license to any Company Products (other than rights of customers to customer-specific customizations made by the Company or a Subsidiary on behalf of a customer). Neither the Company nor any Subsidiary has participated in any standards-setting activities or joined any standards setting or Intellectual Property sharing organization that would affect the proprietary nature of any Owned Intellectual Property or restrict the ability of the Company or any Subsidiary to enforce, license or exclude others from using any Owned Intellectual Property.

Section 4.16. Taxes. (a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law, and all such material Tax Returns are, or shall be at the time of filing, true, correct and complete in all material respects.

(b) The Company and each of its Subsidiaries has timely paid (or has had paid on its behalf) or has timely withheld and remitted to the appropriate Taxing Authority all material Taxes due and payable, or, where payment is not yet due, has established (or has had established on its behalf and for its sole benefit and recourse) in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company and its Subsidiaries ordinarily record items on their respective books.

(c) The income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended December 31, 2003 have been examined and closed or are Tax Returns with respect to which the applicable period for assessment under Applicable Law, after giving effect to extensions or waivers, has expired.

(d) No Taxing Authority has proposed, or, to the knowledge of the Company, is threatening to propose any material adjustment to any Tax Return of the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitations with respect to, or any extension of a period for the assessment of, any Tax.

(f) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any material Tax.

(g) During the two-year period ending on the date hereof, neither the Company nor any of its Subsidiaries was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(h) Neither the Company nor any of its Subsidiaries has any liability for the Taxes of any person (other than the Company or any of its Subsidiaries).

(i) Neither the Company nor any of its Subsidiaries has participated or engaged in any transaction that constitutes a “reportable transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b).

(j) “Tax” means (i) any tax or other like assessment or charge of any kind whatsoever (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and (ii) in the case of the Company or any of its Subsidiaries, liability for the payment of any amount of the type described in clause (i) as a result of being or having been before the Effective Time a member of an affiliated, consolidated, combined or unitary group. “Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

Section 4.17. Employee Benefit Plans. (a) Section 4.17 of the Company Disclosure Schedule contains a correct and complete list identifying (i) each “employee benefit plan,” as defined in Section 3(3) of ERISA, each severance, termination, change of control retention, sale, bonus or similar contract, plan, arrangement or policy and each other plan or arrangement providing for compensation, bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any current or former employee, director or consultant of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability, and (ii) each employment, consulting or services agreement (other than at-will offer letters and consultant agreements providing no more than three months of notice of termination) of any current or former employee, director or consultant of the Company or any Subsidiary of the Company (x) to which the Company or any Subsidiary is a party or with respect to which the Company or any Subsidiary has any continuing obligation and (y) (A) relates to the provision of services in the United States or (B) provides for notice periods or material benefits in excess of the minimum requirements under applicable Law or customary practice (collectively, the “Employee Plans”). Each Employee Plan is in writing and true and complete copies of each material Employee Plan (and, if applicable, related trust or funding agreements or insurance policies) and all material amendments thereto and material written interpretations thereof have been furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust. Neither the Company nor any Subsidiary of the Company has any express or implied commitment, (i) to create, incur liability with respect to or cause to exist any other employee benefit plan, program or arrangement or (ii) to modify, change or terminate any Employee Plan, other than with respect to a modification, change or termination required by Applicable Law.

(b) Neither the Company nor any ERISA Affiliate nor any predecessor thereof sponsors, maintains or contributes to, or has in the past sponsored, maintained or contributed to, any Employee Plan subject to Title IV of ERISA or a single employer pension plan (within the meaning of Section 4001(a)(15) of ERISA) for which the Company or any ERISA Affiliate could incur liability under Section 4063 or 4064 of ERISA (a “Multiple Employer Plan”).

(c) Neither the Company nor any ERISA Affiliate nor any predecessor thereof contributes to, or has in the past contributed to, any multiemployer plan, as defined in Section 3(37) of ERISA (a “Multiemployer Plan”) (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Plan. Neither the Company nor any Subsidiary of the Company has incurred any liability under, arising out of or by operation of Title IV of ERISA (other than liability for premiums to the PBGC arising in the ordinary course).

(d) Each Employee Plan that is intended to be qualified under Section 401(a) of the Code has timely received a favorable determination letter from the Internal Revenue Service (the “IRS”) covering all of the provisions applicable to the Plan for which determination letters are currently available that the Plan is so qualified, or has timely filed a pending application for such determination from the IRS, and, to the knowledge of the Company, no fact, event or circumstance has occurred since the date of the most recent determination letter or letters from the IRS to adversely affect the qualified status of any such Employee Plan or the exempt status of any such trust. The Company has made available to Parent copies of the most recent Internal Revenue Service determination letters with respect to each such Employee Plan. Each Employee Plan is now and has always been maintained, operated, and administered in all material respects in compliance with its terms and with the requirements prescribed by Applicable Law, including ERISA and the Code. No events have occurred or fact or circumstance exists with respect to any Employee Plan that could result in payment or assessment by or against the Company or any Subsidiary of the Company of any material excise taxes under Sections 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.

(e) The consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any current or former employee, director or consultant or independent contractor of the Company or any of its Subsidiaries to severance or termination pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Employee Plan. There is no contract, plan or arrangement (written or otherwise) covering any current or former employee, director or consultant of the Company or any of its Subsidiaries that, individually or collectively, would entitle any such individual to any severance or other payment solely as a result of the transactions contemplated by this Agreement, or could give rise to the payment of any amount that would not be deductible, as a result of the transactions contemplated by this Agreement, either alone or in combination with another event, pursuant to the terms of Section 280G or Section 162(m) of the Code. The Company and each of its Subsidiaries has the right to amend, freeze or terminate, including the right to reduce the benefits payable thereunder, or limit the eligibility therefor, each Employee Plan providing for severance, termination, redundancy or similar payments or benefits, other than (i) any International Plan, (ii) any Employee Plan that is an employment, consulting, services or similar agreement with any individual current or former employee, director or consultant of the Company or any of its Subsidiaries or (iii) any Company Stock Plan (or award agreement thereunder).

(f) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees, directors or consultants of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(g) Any arrangement of the Company or any Subsidiary of the Company that is subject to Section 409A of the Code was administered in reasonable, good faith compliance with the requirements of Section 409A of the Code through December 31, 2008, and all arrangements of the Company and each of its Subsidiaries subject to Section 409A of the Code that provide payment after December 31, 2008 and were in existence on such date have been amended to comply with the requirements of the final regulations under Section 409A. Neither the Company nor any Subsidiary of the Company has elected to or is required to defer payment of amounts from a foreign entity which will be subject to the provisions of Section 457A of the Code. Neither the Company nor any Subsidiary of the Company has any obligation to gross-up or otherwise reimburse any person for any tax incurred by such person pursuant to Section 409A or Section 280G of the Code.

(h) All contributions, premiums and payments accrued under each Employee Plan, determined in accordance with prior funding and accrual practices under GAAP, as adjusted to include proportional accruals for the period ending as of the date hereof, have been discharged and paid on or prior to the date hereof in accordance with their terms and applicable Law except to the extent reflected as a liability on the Company Balance Sheet. The Company and each of its Subsidiaries have made all social security contributions (including contributions to all mandatory provident fund schemes) in respect of or on behalf of all its employees in accordance with applicable Law.

(i) There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Employee Plan before any Governmental Authority.

(j) In addition to the foregoing, with respect to each Employee Plan that is not subject to United States law (an “International Plan”):

(i) the fair market value of the assets and benefit obligations of each International Plan that is a material defined benefit plan as of December 31, 2008 is set forth in the Company’s Annual Report on Form 10-K, according to the actuarial assumptions set forth therein, and there has been no material change in the financial condition of such Plan since December 31, 2008;

(ii) each International Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities;

(iii) there has been no amendment to, written interpretation of or announcement (whether or not written) by the Company or any of its Subsidiaries relating to, or change in employee participation or coverage under, any International Plan that would increase materially the expense of maintaining such International Plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof; and

(iv) from and after the Effective Time, Parent and its Affiliates will receive the full benefit of any such funds, accruals or reserves under the International Plans.

(k) Except as would not result in a material liability to the Company, all contracts of employment or for services (i) with any employee of the Company or any of its Subsidiaries providing services outside the United States or (ii) with any director, consultant or independent contractor of or to the Company or any of its Subsidiaries, can be terminated on three months’ notice or less given at any time.

(l) The Company and its Subsidiaries are in compliance with the U.S. Workers Adjustment and Retraining Notification Act (“WARN”) and have no liabilities pursuant to WARN.

Section 4.18. Labor and Employment Matters. (a) (i) There are no controversies pending or, to the knowledge of the Company, threatened between the Company or any Subsidiary of the Company and any of their respective employees, which controversies would, individually or in the aggregate, prevent or materially delay consummation of any of the transactions contemplated under this Agreement or otherwise prevent or materially delay the Company from performing its obligations under this Agreement; (ii) neither the Company nor any Subsidiary of the Company is a party to any collective bargaining agreement, collective agreement, works council agreement or labor or trade union contract applicable to persons employed by the Company or any Subsidiary of the Company, nor, to the knowledge of the Company, are there any activities or proceedings of any labor union to organize any such employees; (iii) neither the Company nor any Subsidiary of the Company has, in any material respect, breached or otherwise failed to comply with any provision of any such material agreement or contract, and, to the knowledge of the Company, there are no material grievances outstanding against the Company or any Subsidiary of the Company under any such agreement or contract; (iv) there are no material unfair labor practice complaints pending against the Company or any Subsidiary of the Company or, to the knowledge of the Company, any current union representation questions involving employees of the Company or any Subsidiary of the Company; and (v) there is no strike, slowdown, work stoppage or lockout, or, to the knowledge of the Company, threat thereof, by or with respect to any employees of the Company or any Subsidiary of the Company. The consent of, the consultation with, or the rendering of formal advice by any labor or trade union, works council or any other employee representative body is not required to consummate any of the transactions contemplated by this Agreement.

(b) The Company and the Subsidiaries are in compliance, in all material respects, with all applicable laws relating to the employment of labor, including those related to wages, hours, immigration and naturalization, collective bargaining and the payment and withholding of taxes and other sums as required by the appropriate Governmental Authority and, except as would not result in material liability, have withheld and paid to the appropriate Governmental Authority or are holding for payment not yet due to such Governmental Authority all amounts required to be withheld from employees of the Company or any Subsidiary of the Company and, except as would not result in material liability, are not liable for any arrears of wages, taxes, penalties or other sums for failure to comply with any of the foregoing. There is no charge or proceeding with respect to a material violation of any occupational safety or health standards that has been asserted or is now pending or, to the Company’s knowledge, threatened with respect to the Company. There is no material charge of discrimination in employment or employment practices, for any reason, including, without limitation, age, gender, race, religion or other legally protected category, which has been asserted or is now pending or, to the Company’s knowledge, threatened before any Governmental Authority in any jurisdiction in which the Company or any Subsidiary of the Company has employed or employs any person.

Section 4.19. Environmental Matters. (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company:

(i) no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries arising out of any Environmental Laws, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Company’s knowledge, threatened by any Governmental Authority or any other Person which allege a violation by the Company or any of its Subsidiaries of any Environmental Laws;

(ii) the Company and each of its Subsidiaries have obtained all Governmental Authorizations required by applicable Environmental Laws and affecting or relating to the business or assets of the Company or any of its Subsidiaries (“Environmental Permits”);

(iii) all Environmental Permits are valid and in full force and effect and the Company and its Subsidiaries are in compliance with the terms of such Environmental Permits; and

(iv) the operations of the Company and each of its Subsidiaries are in compliance with the terms of applicable Environmental Laws.

Section 4.20. Material Contracts. (a) As of the date hereof, neither the Company nor any of its Subsidiaries is a party to or bound by :

(i) any inbound lease, license, purchase or other similar agreement for the purchase, lease or license by the Company or any of its Subsidiaries of goods, services, Intellectual Property or other assets that has resulted in annual payments by the Company or any of its Subsidiaries of $1,000,000 or more during any fiscal year beginning on or after January 1, 2007 or that obligates the Company or any of its Subsidiaries to make payments in any fiscal year of $1,000,000 or more, except for any such contract between the Company and/or any of its Subsidiaries;

(ii) any contract or agreement evidencing Indebtedness, in or for an amount of $500,000 or more, except for any such contract or agreement between the Company and/or any of its Subsidiaries;

(iii) any joint venture, partnership, or similar agreement;

(iv) any contract or agreement relating to the acquisition or disposition of any material business or any interest therein under which the Company or any of its Subsidiaries has any material outstanding rights or obligations;

(v) any Company IP Agreement set forth, or required to be set forth, in Section 4.15(a) of the Company Disclosure Schedule; and

(vi) any contract or agreement required to be included in the Company SEC Documents pursuant to Item 601(b)(10) of Regulation S-K of the SEC.

Any contract, arrangement, commitment or understanding of the type described in this Section 4.20(a) above, together with any outbound lease, license, sale or other similar agreement (excluding any purchase orders) providing for the sale, lease or license by the Company or any of its Subsidiaries of goods, services, Intellectual Property or other assets that is expected to result in annual payments to the Company or any of its Subsidiaries of $1,000,000 or more, except for any such contract between the Company and/or any of its Subsidiaries, will be referred to herein as a “Material Contract”.

(b) Each of the Material Contracts is valid and in full force and effect and neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Material Contract. Neither the Company nor any of its Subsidiaries is party to any contract, agreement, arrangement or understanding containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries) to (i) sell any products or services of or to any other Person or in any geographic region, (ii) engage in any line of business or (iii) compete with or to obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries (or, after the consummation of the Merger, Parent, the Surviving Corporation or any of their respective Subsidiaries).

Section 4.21. Finders’ Fees. Except for J.P. Morgan Securities Inc., a copy of whose engagement agreement has been provided to Parent, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.22. Opinion of Financial Advisor. The Company has received the opinion of J.P. Morgan Securities Inc., financial advisor to the Company, to the effect that, as of July 6, 2009, the Merger Consideration is fair to the Company’s stockholders from a financial point of view, a signed copy of which will be made available to Parent promptly following its receipt.

Section 4.23. Antitakeover Statutes and Rights Agreement. (a) The Company has taken all action necessary to exempt the Merger, this Agreement, the Voting Agreements and the transactions contemplated hereby from Section 203 of Delaware Law.

(b) The Company has taken all action necessary to render the Company Rights issued pursuant to the terms of the Company Rights Agreement inapplicable to the Merger, this Agreement, the Voting Agreements and the transactions contemplated hereby.

Section 4.24. Insurance. With respect to each insurance policy that is material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is in material breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) and, to the knowledge of the Company, no event has occurred which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification, under the policy.

Section 4.25. Insider Interests. To the knowledge of the Company, no officer or director of the Company or any of its Subsidiaries has any material interest in any material property, real or personal, tangible or intangible, including inventions, patents, trademarks or trade names, used in or pertaining to the business of the Company or any of its Subsidiaries.

Section 4.26. No Other Representations and Warranties. (a) Except for the representations and warranties set forth in this Article 4, each of Parent and Merger Subsidiary acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Merger Subsidiary, and the Company hereby disclaims any such representation or warranty, whether by or on behalf of the Company.

(b) Each of Parent and Merger Subsidiary also acknowledges and agrees that the Company makes no representation or warranty with respect to any projections, forecasts or other estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company or any of its Subsidiaries or the future business, operations or affairs of the Company or any of its Subsidiaries heretofore or hereafter delivered to or made available to Parent, Merger Subsidiary or their respective Representatives or Affiliates.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to the Company that:

Section 5.01. Corporate Existence and Power. Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all Governmental Authorizations that are material to Parent and Merger Subsidiary, taken as a whole, and required to carry on its business as now conducted. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02. Corporate Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of each of Parent and Merger Subsidiary enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 5.03. Governmental Authorization. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the

Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and Foreign Antitrust Laws, including the German Act against Restraints of Competition of 1958, (iii) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other state or federal securities laws and (iv) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent.

Section 5.04. Non-contravention. The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a material violation or breach of any provision of any material Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any material agreement or other instrument binding upon Parent or any of its Subsidiaries or (iv)  result in the creation or imposition of any Lien on any material asset of the Parent or any of its Subsidiaries.

Section 5.05. Disclosure Documents. The information supplied by Parent for inclusion in the Proxy Statement will not, at the time the Proxy Statement and any amendments or supplements thereto is first mailed to the stockholders of the Company and at the time of the Company Stockholder Approval, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.05 will not apply to statements or omissions included or incorporated by reference in the Proxy Statement based upon information supplied by the Company or any of its representatives or advisors specifically for use or incorporation by reference therein.

Section 5.06. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the transactions contemplated by this Agreement.

Section 5.07. Financing. Parent has provided to the Company true and complete copies of (i) the fully executed commitment letter, dated as of July 7, 2009, between Parent and each of Wells Fargo Foothill LLC and Capital Source Bank (the “Debt Financing Commitments”), pursuant to which each of Wells

Fargo Foothill LLC and Capital Source Bank has agreed to lend the amounts set forth therein on the terms and subject to the conditions set forth therein (the “Debt Financing”) for the purpose of funding the transactions contemplated by this Agreement, and (ii) (A) the fully executed equity commitment letter, dated as of the date hereof, between Parent and STG III, L.P. and STG III-A, L.P. (the “STG Equity Commitment”) and (B) the fully executed equity and debt commitment letter between Parent and Elliott Associates, L.P. and Elliott International, L.P. (the “Elliott Equity Commitment” and, together with the STG Equity Commitment, the “Equity Financing Commitments” and together with the Debt Financing Commitments, the “Financing Commitments”), pursuant to which each of STG III, L.P., STG III-A, L.P., Elliott Associates, L.P. and Elliott International, L.P. has committed to invest the amount set forth therein on the terms and subject to the conditions set forth therein (the “Equity Financing” and together with the Debt Financing, the “Financing”). As of the date hereof, none of the Financing Commitments has been amended or modified, and the respective commitments contained in the Financing Commitments have not been withdrawn or rescinded in any respect. The Financing Commitments are in full force and effect and constitute the legal, valid and binding obligations of each of Parent, Merger Subsidiary and the other parties thereto (except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application (regardless of whether such enforceability is considered in a proceeding in equity or at law)). There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as expressly set forth in the Financing Commitments, and Parent has no reason to believe that it will not be able to satisfy any term or condition of closing of the Financing that is required to be satisfied as a condition to the Financing, or that the Financing will not be made available to Parent on the Closing Date (assuming in each case compliance by the Company with its covenants hereunder and the continuing accuracy of the Company’s representations and warranties hereunder). Subject to the terms and conditions of the Financing Commitments, the aggregate proceeds of the Financings together with the Company Cash Deposit is an amount sufficient to consummate the Merger upon the terms contemplated by this Agreement and pay all related fees and expenses of Parent, Merger Subsidiary and their respective Representatives pursuant to this Agreement.

Section 5.08. Guarantee. Concurrently with the execution of this Agreement, Parent has delivered to the Company a duly executed limited guarantee of each of STG III, L.P. and STG III-A, L.P. (each, a “Guarantor”) with respect to certain matters on the terms specified therein (the “Limited Guarantee”). As of the date hereof, the Limited Guarantee is in full force and effect and constitutes the legal, valid and binding obligation of the applicable Guarantor (except as such enforceability may be limited by applicable bankruptcy, reorganization, moratorium, liquidation, conservatorship, receivership or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or by other equitable principles of general application (regardless of whether such enforceability is considered in a proceeding in equity or at law)), and no event has occurred, which, with or without notice, lapse of time or both, would constitute a default on the part of such Guarantor under such Limited Guarantee.

ARTICLE 6

COVENANTS OF THE COMPANY

The Company agrees that:

Section 6.01. Conduct of the Company. Except as set forth in Section 6.01 of the Company Disclosure Schedule, as expressly contemplated in this Agreement, or as required by Applicable Law or Governmental Authority, from the date hereof until the Effective Time or the termination of this Agreement in accordance with its terms, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course (including, without limitation, managing its cash and working capital (including the payment of accounts payable and the receipt of accounts receivable) in the ordinary course of business) and use its commercially reasonable efforts to preserve intact its business organizations and maintain relationships with third parties, and to keep available the services of its present officers and employees. Without limiting the generality of the foregoing, except with the prior written consent of Parent (Parent’s decision as to whether to grant any such consent (which decision can be made in Parent’s discretion) shall not be unreasonably delayed) or as expressly contemplated by this Agreement, as required by Applicable Law or Governmental Authority or set forth in Section 6.01 of the Company Disclosure Schedule, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a) amend its articles of incorporation, bylaws or other similar organizational documents;

(b) (i) split, combine or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, including the grant of Company Stock Awards, other than the issuance of (A) any shares of the Company Stock upon the exercise or settlement of Company Stock Awards that are outstanding on the date of this Agreement in accordance with the terms of those awards on the date of this Agreement, (B) any Company Subsidiary Securities to the Company or any other Subsidiary of the Company and (C) any Company Stock Awards, or shares of Company Stock issued upon the exercise or settlement thereof, granted to new employees hired after the date hereof, provided, however, that such Company Stock Awards may not exceed an amount of shares of Company Stock upon exercise or settlement thereof in excess of 15,000 per new employee hired, and 75,000 in the aggregate for all such Company Stock Awards allowed pursuant to this subsection (C), and any such Company Stock Award shall exclude the transactions contemplated by this Agreement from any change of control acceleration provisions therein; or (ii) amend any term of any Company Security or any Company Subsidiary Security;

(d) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any material amount of assets, securities, properties, interests or businesses, other than pursuant to existing contracts or commitments disclosed to Parent on Section 6.01(d) of the Company Disclosure Schedule;

(e) sell, lease or otherwise transfer any of its material assets, securities, properties, interests or businesses, other than (i) pursuant to existing contracts or commitments or (ii) the sale of inventory in the ordinary course of business;

(f) other than in connection with actions permitted by Section 6.01(d), make any material loans, advances or capital contributions to, or investments in, any other Person;

(g) incur any Indebtedness, other than any Indebtedness incurred between the Company and any of its wholly-owned Subsidiaries or between any of such wholly-owned Subsidiaries or Indebtedness in an amount not to exceed $500,000 in the aggregate;

(h) (i) enter into any employment (other than an at-will offer letter with a U.S. employee or an employment agreement with a non-U.S. employee that is entered into in the ordinary course of business and that does not provide for notice periods or material benefits in excess of the minimum requirements under applicable Law or customary practice), deferred compensation or other similar agreement or amend any such existing agreement), (ii) increase benefits or compensation payable under any existing severance or termination pay plans, agreements or policies, (iii) establish, adopt or materially amend any collective bargaining, works council, bonus, profit-sharing, thrift, pension, retirement, severance, deferred compensation, stock option, restricted stock or other benefit plan, agreement, trust, fund, policy or arrangement, including any Employee Plan, or (iv) increase compensation, bonus or other benefits payable to any employee of the Company or any of its Subsidiaries;

(i) change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(j) settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that relates to the transactions contemplated hereby;

(k) make, revoke or change any material Tax election or method of Tax accounting or settle or compromise any material liability with respect to Taxes;

(l) (i) abandon, disclaim, dedicate to the public, sell, assign or grant any security interest in, to or under any Owned Intellectual Property, including failing to perform or cause to be performed all necessary filings, recordings and other acts in respect of Registered Intellectual Property and, for the avoidance of doubt, any Internet domain names, or to pay or cause to be paid all required fees and Taxes, and to maintain and protect its interest in the Owned Intellectual Property, (ii) grant to any third party any license, or enter into any covenant not to sue, with respect to any Company Intellectual Property, except nonexclusive licenses in the ordinary course of business consistent with past practice, and (iii) disclose or allow to be disclosed any confidential information or confidential Company Intellectual Property to any Person, other than Persons that are subject to a confidentiality or non-disclosure covenant protecting against further disclosure thereof except where such confidential information is embodied by the Company Products;

(m) enter into any contract, arrangement, commitment or understanding that would constitute a Material Contract or terminate, materially amend or modify, or waive any material right under any Material Contract, in each case other than (i) any such customer contracts in the ordinary course of business consistent with past practice and (ii) any ordinary course amendment or modification to any Material Contract that does not result in an increase in aggregate liabilities of the Company or any of its Subsidiaries under such Material Contract; or

(n) agree, resolve or commit to do any of the foregoing.

Section 6.02. Company Stockholder Meeting. The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable for the purpose of voting on the approval and adoption of this Agreement and the Merger. The Board of Directors of the Company shall, (i) subject to Section 6.03, recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the Company’s stockholders, (ii) subject to Section 6.03, use its reasonable best efforts to obtain the Company Stockholder Approval and (iii) otherwise comply with all legal requirements applicable to such meeting. The Company may adjourn or postpone the Company Stockholder Meeting: (i) if and to the extent necessary to provide any necessary supplement or amendment to the Proxy Statement to the Company’s stockholders in advance of a vote on this Agreement and the Merger or (ii) if, as of the time for which the Company Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of Company Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting.

Section 6.03. No Solicitation; Other Offers. (a) General Prohibitions. Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) to, directly or indirectly, (i) solicit, initiate or knowingly take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate in any way with any Third Party that has made, or, to the Company’s knowledge, is considering making, an Acquisition Proposal, (iii) fail to make, withdraw or modify in a manner adverse to Parent the Company Board Recommendation (or, subject to the last paragraph of Section 6.03(b), fail to reject an Acquisition Proposal) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal or (v) fail to take all action necessary to enforce, or waive or amend, any confidentiality, standstill or similar agreement to which the Company or any of its Subsidiaries is a party or otherwise bound.

(b) Exceptions. Notwithstanding Section 6.03(a), at any time prior to the adoption of this Agreement by the Company’s stockholders:

(i) the Company, directly or indirectly through advisors, agents or other intermediaries, may (A) engage in negotiations or discussions with any Third Party and its Representatives and financing sources that has made after the date of this Agreement a bona fide, unsolicited written Acquisition Proposal that the Board of Directors of the Company reasonably believes (after consultation with its outside legal counsel and a financial advisor of nationally recognized reputation) constitutes or could reasonably be expected to lead to a Superior Proposal, and (B) thereafter furnish to such Third Party or its Representatives and financing sources non-public information relating to the Company or any of its Subsidiaries pursuant to a confidentiality agreement with such Third Party with no material term less favorable to the Company than those contained in the confidentiality agreement dated April 20, 2009 between the Company and Symphony Technology Group (as amended, modified or supplemented, the “Confidentiality Agreement”) and which permits the

Company to comply with the terms of this Section 6.03 (including this subsection (b)); provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party) and (C) take any nonappealable, final action that any court of competent jurisdiction orders the Company to take;

(ii) the Board of Directors of the Company may make an Adverse Recommendation Change as a result of the receipt of a Superior Proposal with respect to which no breach of this Section 6.03 occurred, in the event that the Company provides Parent with five (5) Business Days notice of its intention to do so; and

(iii) subject to compliance with the procedures set forth in Section 10.01(d), terminate this Agreement to promptly enter into a definitive agreement with respect to such Superior Proposal;

in each case referred to in the foregoing clauses (i), (ii) and (iii) only if the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Delaware Law.

In addition, nothing contained herein shall prevent the Board of Directors of the Company from complying with Rule 14e-2(a) or Rule 14d-9 under the 1934 Act with regard to an Acquisition Proposal; provided that any such action taken or statement made shall be deemed to be an Adverse Recommendation Change, other than (A) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act or (B) an express rejection of an applicable Acquisition Proposal that also includes an express reaffirmation of the Company Board Recommendation.

(c) Required Notices. The Board of Directors of the Company shall not take any of the actions referred to in Section 6.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action at least 24 hours prior to the taking of any such action. In addition, the Company shall notify Parent promptly (but in no event later than one Business Day) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal or any request for information in connection with, or which the Company reasonably concludes could lead to, any Acquisition Proposal, indicating, in connection with such notice or proposal, the material terms and conditions thereof (including the name of such Person making the proposal or request), and shall keep Parent informed as to the status (including changes to the material terms) of such Acquisition Proposal. The Company shall also notify Parent promptly (but in no event later than one Business Day) after receipt by the Company of any request for non-public information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that has made, or, to the Company’s knowledge, is considering making, an Acquisition Proposal.

(d) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal for a majority of the outstanding shares of Company Stock or all or substantially all of the consolidated assets of the Company and its Subsidiaries on terms that the Board of Directors of the Company determines in good faith by a majority vote, taking into account all the terms and conditions of such Acquisition Proposal including the reasonably expected timing and likelihood of the consummation of such Acquisition Proposal, and after considering the advice of a financial advisor of nationally recognized reputation and outside legal counsel, is more favorable to the Company’s stockholders from a financial point of view than as provided hereunder (taking into account any proposed modifications by Parent in response thereto).

(e) Obligation to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Acquisition Proposal.

Section 6.04. Access to Information. From the date hereof until the Effective Time and subject to the Confidentiality Agreement, the Company shall (i) give to Parent, Parent’s financing sources and its and their respective counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of the Company and its Subsidiaries, (ii) furnish to Parent, Parent’s financing sources and its and their respective counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with Parent and Parent’s financing sources in their investigation of the Company and its Subsidiaries. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. No information or knowledge obtained in any investigation pursuant to this Section 6.04 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in connection with the terms and provisions hereof.

Section 6.05. SEC Filing Covenant. From the date hereof until the Effective Time, the Company shall file all Company SEC Documents required to be filed by the Company. Each Company SEC Document (i) shall be filed on a timely basis, including any applicable extensions of time to file, and (ii) shall comply, when filed, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents, each as in effect on the date filed.

Section 6.06. Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 6.07. Cash and Working Capital Statement and Balance Sheets. From and after the date hereof until the Effective Time, as soon as reasonably practicable after the close of each fiscal month (and not later than fifteen (15) calendar days thereafter), the Company shall deliver to Parent unaudited consolidated balance sheets of the Company, each of which shall be prepared in good faith and be accompanied by a certificate executed by the Chief Financial Officer of the Company. Two (2) Business Days prior to the Closing, the Company shall deliver to Parent an unaudited statement setting forth a reasonable estimate of each of the Company’s (i) cash (including, without limitation, cash in United States accounts), (ii) cash in United States accounts and (iii) Working Capital, in each case as of the Closing (the “Cash and Working Capital Statement”), and such documentation supporting the Cash and Working Capital Statement as Parent shall reasonably request. The Cash and Working Capital Statement shall be prepared in good faith and be accompanied by a certificate executed by the Chief Financial Officer of the Company.

ARTICLE 7

COVENANTS OF PARENT

Parent agrees that:

Section 7.01. Obligations of Merger Subsidiary. Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.02. Voting of Shares. Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries in favor of adoption of this Agreement at the Company Stockholder Meeting.

Section 7.03. Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For six years after the Effective Time, the Surviving Corporation shall indemnify and hold harmless the present and former officers and directors of the Company (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Effective Time to the fullest extent provided under the Company’s certificate of incorporation and bylaws in effect on the date hereof.

(b) Other than such changes as may be required by Applicable Law, for six years after the Effective Time Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s certificate of incorporation and bylaws (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c) Prior to the Effective Time, the Company may (after consultation with Parent) or, if the Company fails to do so, Parent shall cause the Surviving Corporation as of the Effective Time to, obtain and fully pay the premium for the non-cancellable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), in each case for a claims reporting or discovery period of six years from and after the Effective Time with respect to any claim related to any period or time at or prior to the Effective Time from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against a director or officer of the Company or any of its Subsidiaries by reason of him or her serving in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, that if the terms, conditions, retentions and limits of liability of the D&O Insurance are more favorable than the coverage provided under the Company’s existing policies, then Parent’s prior written consent to such D&O Insurance shall be required. To the extent such “tail” insurance policies are not in place as of and after the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of six years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this or the immediately preceding sentence an amount in excess of 200% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 7.03(c) of the Company Disclosure Schedule; and provided further that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(d) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.03.

(e) The rights of each Indemnified Person under this Section 7.03 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.04. Employee Matters. (a) From and after the Effective Time, Parent shall provide the employees of the Company and its Subsidiaries as of the Effective Time (the “Company Employees”) with service credit, under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Parent or any of its Subsidiaries in which Company Employees are eligible to participate, for all periods of employment with the Company or any of its Subsidiaries (or their predecessor entities) prior to the Effective Time to the extent credited by the Company for purposes of a comparable plan (provided that there will be no duplication of benefits).

(b) Parent shall take commercially reasonable steps to cause (i) any pre existing conditions, limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of Parent or any of its Subsidiaries to be waived, to the extent permitted under the terms of such plan as of the date hereof, with respect to the Company Employees and their eligible dependents and (ii) if the Company’s (or its Subsidiaries’) medical, vision or dental benefit plans are terminated prior to the end of a plan year (or the Company Employees are transferred to another medical, vision or dental benefit plan), Company Employees and their dependents who are then participating in a deductible-based medical, vision or dental plan sponsored by the Company to be given credit for deductibles and eligible out-of-pocket expenses incurred toward deductibles and out-of-pocket maximums during the portion of the plan year preceding the termination date (or transfer date) in a comparable deductible-based medical or dental plan of Parent or any of its Subsidiaries, to the extent permitted under the terms of such plan as of the date hereof, for the corresponding benefit plan year.

(c) Parent and the Company shall honor, or cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of, employees of the Company and its Subsidiaries, including any benefits or rights arising as a result of the Merger or the transactions contemplated herein (either alone or in combination with any other event), and shall hereby assume, or cause to be assumed, in accordance with their terms, those arrangements set forth on Section 7.04(c) of the Company Disclosure Schedule. Nothing herein shall create any third-party beneficiary rights or shall change the at-will nature of employment of U.S. employees and, to the extent applicable, other at-will employees.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

The parties hereto agree that:

Section 8.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and Parent shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement.

(b) Each of Parent and the Company shall (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable, (ii) make any appropriate filings pursuant to the Foreign Antitrust Laws which Parent reasonably determines are necessary or advisable, (iii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act or by any relevant Governmental Authority, and (iv) use their reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods, or obtain any necessary approvals from any Governmental Authority, under the HSR Act and Foreign Antitrust Laws as soon as practicable. Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or any of its Subsidiaries or Affiliates be obligated to (i) sell or otherwise dispose of, or hold separate and agree to sell or otherwise dispose of, assets, categories of assets or businesses of the Company or Parent or their respective Subsidiaries; (ii) terminate existing relationships, contractual rights or obligations of the Company or Parent or their respective Subsidiaries or Affiliates; (iii) terminate any venture or other arrangement; (iv) create any relationship, contractual rights or obligations of the Company or Parent or their respective Subsidiaries or Affiliates; or (v) effectuate any other change or restructuring of the Company or Parent or their respective Subsidiaries or Affiliates.

Section 8.02. Certain Filings. (a) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

(b) Parent and its counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement each time before it is filed with the SEC, and the Company shall give reasonable and good faith consideration to any comments made by Parent and its counsel. The Company shall provide Parent and its counsel with (i) any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the Company’s response to those comments or communications and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

Section 8.03. Public Announcements. Parent and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call without the prior written consent of the other party.

Section 8.04. Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05. Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of:

(a) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b) any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(c) any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement; and

(d) the occurrence of any event which will, or is reasonably likely to, result in the failure to satisfy any of the conditions specified in Article 9.

Section 8.06. Confidentiality. Prior to the Effective Time and after any termination of this Agreement, each of Parent and the Company shall hold all confidential documents and information concerning the other party furnished to it or its Affiliates in connection with the transactions contemplated by this Agreement in accordance with the Confidentiality Agreement.

Section 8.07. Debt Financing. (a) The Company shall use commercially reasonable efforts to, and shall cause its Subsidiaries and its and their respective Representatives to use commercially reasonable efforts to, at Parent’s sole expense for any and all reasonable and documented out-of-pocket expenses directly and solely related thereto (excluding any such fees of the Company’s Representatives), provide on a timely basis all such reasonable assistance and cooperation in connection with the arrangement of the Debt Financing contemplated by the Debt Financing Commitments as may be reasonably requested by Parent (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and its Subsidiaries), including (i) making senior management of the Company reasonably available for customary lender meetings and “roadshow” presentations and cooperating with prospective lenders in performing their due diligence, (ii) subject to the Confidentiality Agreement, providing due diligence materials to the parties to the Debt Financing Commitments or other potential financing sources, (iii) furnishing all financial statements and financial and other information that are reasonably required (and reasonably available to the Company) in connection with such Debt Financing, (iv) assisting Parent and its debt financing sources in the preparation of, and executing, if applicable, an offering document and definitive transaction documents for such Debt Financing and materials for rating agency presentations, (v) cooperating with the marketing efforts of Parent and its debt financing sources for such Debt Financing, (vi) providing such other documents as may be reasonably requested by Parent (and reasonably available to the Company) in connection therewith, and (vii) facilitating the pledge of collateral (including the release of any Liens on the assets of the Company and its Subsidiaries) to secure the Debt Financing at and after the Closing; provided, that none of the Company or any Subsidiary, and none of their respective directors, officers or employees, shall be required to pay any commitment or other similar fee or incur any other liability in connection with the Debt Financing prior to the Closing.

(b) Parent shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange and obtain the Debt Financing on the terms and conditions described in the Debt Financing Commitments, including commercially reasonable efforts to (i) maintain in effect the Financing Commitments, (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub to obtaining the Financing (including by consummating the Equity Financing at or prior to the Closing), (iii) enter into definitive agreements with respect thereto on terms and conditions contained in the Debt Financing Commitments or consistent in all material respects with the Debt Financing Commitments, and (iv) consummate the Financing at or prior to the Closing. If the Debt Financing Commitments shall expire or terminate for any reason, Parent shall use commercially reasonable efforts to promptly obtain, and will promptly provide the Company with a copy of, a new financing commitment that provides for an amount of financing sufficient to consummate the transactions contemplated hereby and other terms and conditions the aggregate effect of which is not adverse to Parent in comparison with those contained in the Debt Financing Commitments as originally issued (an “Alternate Financing”). Any Alternate Financing may be made by some or all of the lenders that are parties to the Debt Financing Commitments as originally issued or another bona fide lender or lenders acceptable to the Company. Parent shall accept any such commitment letter if the funding conditions and other terms and conditions contained therein are not adverse to Parent in comparison with those contained in the Debt Financing Commitments as originally issued.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01. Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Company Stockholder Approval shall have been obtained, in each case in accordance with Delaware Law;

(b) no restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall have taken effect after the date hereof and shall still be in effect, and there shall not have been instituted or pending any action or proceeding by any Governmental Authority challenging or seeking to make illegal, to delay materially or otherwise restrain or prohibit the consummation of the Merger or seeking to obtain material damages with respect to the Merger;

(c) any applicable waiting period under the HSR Act and the German Act against Restraints of Competition of 1958 relating to the Merger shall have expired or been terminated; and

(d) all actions by or in respect of, or filings with, any Governmental Authority, required to permit the consummation of the Merger shall have been taken, made or obtained.

Section 9.02. Conditions to the Obligations of Parent and Merger Subsidiary. The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) Performance of Obligations; Representations and Warranties; Officers Certificate. (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of the Company contained in this Agreement (other than the representations and warranties set forth in Section 4.05(a) and Section 4.10(a)(ii)) or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall have been true and correct at and as of the date hereof and shall be true and correct at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company; (iii) the representations and warranties set forth in Section 4.05(a) shall be true and correct in all but de minimus respects at and as of the date hereof and at and as of the Effective Time, as if made at and as of such time (except to the extent expressly made as of a specified date, in which case as of such date), (iv) the representations and warranties set forth in Section 4.10(a)(ii) shall be true and correct in all respects at and as of the date hereof and at and as of the Effective Time, as if made at and as of such time, and (v) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect.

(b) Dissenting Shares. Not more than 17.5% of the outstanding capital stock of the Company shall be Dissenting Shares (provided that no shares of Company Stock beneficially owned by Elliott Associates, L.P. or its Affiliates shall be deemed to be Dissenting Shares for purposes of such calculation). For the avoidance of doubt, all shares of Company Stock beneficially owned by Elliott Associates, L.P. and its Affiliates shall be included in the determination of the outstanding capital stock of the Corporation in the immediately preceding sentence.

(c) Cash. (i) The Company shall have at least $143,000,000 in cash (including the Company Cash Deposit) (the “Minimum Cash Amount”), (ii) of such amount of cash reflected in the Cash and Working Capital Statement, an amount of cash equal to at least the Company US Cash Threshold shall be held in United States accounts (including the Company Cash Deposit), and (iii) the Company shall have made the Company Cash Deposit in accordance with Section 2.03. The amounts set forth in (i) and (ii) above shall be reflected in the Cash and Working Capital Statement delivered to Parent by the Company and be certified to as required under Section 6.07.

(d) Working Capital. The Company shall have at least $113,000,000 in Working Capital, which amount shall be reflected in the Cash and Working Capital Statement delivered to Parent by the Company and be certified to as required under Section 6.07.

Section 9.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following further conditions:

(a) (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) the representations and warranties of Parent and Merger Subsidiary contained in this Agreement or in any certificate or other writing delivered by Parent or Merger Subsidiary pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true at and as of the Effective Time as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Parent; and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect.

ARTICLE 10

TERMINATION

Section 10.01. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before the date that is four (4) months from the date hereof (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated by such time;

(ii) there shall be any restraining order, permanent injunction or other order issued by any Governmental Authority or other legal restraint or prohibition that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) enjoins the Company or Parent from consummating the Merger and such injunction shall have become final and nonappealable; or

(iii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained; or

(c) by Parent, if:

(i) an Adverse Recommendation Change shall have occurred;

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause any condition set forth in Section 9.02 not to be satisfied, and such condition is incapable of being cured or, if capable of being cured, shall not have been cured, within thirty (30) days after written notice thereof shall have been received by the Company; or

(iii) there shall have been an intentional and material breach of Section 6.02 or Section 6.03; or

(d) by the Company, if:

(i) the Board of Directors of the Company authorizes the Company, subject to complying with the terms of this Agreement, to promptly enter into a binding written definitive agreement concerning a Superior Proposal; provided that concurrently with such termination, the Company pays the Termination Fee payable pursuant to Section 11.04; and provided further that (i) the Company notifies Parent, in writing and at least five (5) Business Days prior to such termination, promptly of its intention to terminate this Agreement and to enter into a binding written definitive agreement concerning a Superior Proposal, attaching such definitive agreement, and (ii) if Parent makes an offer prior to the expiration of such five (5) Business Day period, the Board of Directors of the Company determines in good faith, after consultation with its financial advisors and outside legal counsel, that the Superior Proposal continues to be a Superior Proposal in light of Parent’s offer; or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied if continuing on the Closing Date, and such condition shall be incapable of being cured or, if capable of being cured, shall not have been cured within thirty (30) days after written notice thereof shall have been received by Parent.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other party.

Section 10.02. Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect (other than the provisions hereof that survive termination pursuant to the immediately succeeding sentence) without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the willful failure of either party to perform a covenant hereof, then, subject to Section 11.04, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 10.02 and Sections 8.06, 11.04, 11.07, 11.08 and 11.09 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Maximus Holdings Inc. and Maximus Inc.

c/o Symphony Technology Group

2475 Hanover Street

Palo Alto, CA 94304

Attention: Chief Financial Officer

Facsimile No.: (415) 358-8835

with a copy to:

Shearman & Sterling LLP

525 Market Street

San Francisco, CA 94105

Attention: Steve L. Camahort

Facsimile No.: (415) 616-1440

if to the Company, to:

MSC.Software Corporation

2 MacArthur Place

Santa Ana, CA 92707

Attention: General Counsel

Facsimile No.: (714) 784-4231

with a copy to:

Davis Polk & Wardwell LLP

1600 El Camino Real

Menlo Park, CA 94025

Attention: Alan F. Denenberg

Facsimile No.: (650) 750-2111

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02. Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. This Section 11.02 shall not limit any covenant or agreement of the parties that by its terms contemplates performance after the Effective Time.

Section 11.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Delaware Law without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses. (a) General. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Termination Fee.

(i) If this Agreement is terminated by Parent pursuant to Section 10.01(c)(i) or Section 10.01(c)(iii) or by the Company pursuant to Section 10.01(d)(i), then the Company shall pay to Parent in immediately available funds $11,800,000 (the “Termination Fee”), in the case of a termination by Parent, within one Business Day after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination.

(ii) If (A) this Agreement is terminated by Parent pursuant to Section 10.01(c)(ii) or by Parent or the Company pursuant to Section 10.01(b)(i) or Section 10.01(b)(iii), (B) after the date of this Agreement and prior to such termination, an Acquisition Proposal shall have been publicly announced or otherwise been communicated to the Board of Directors of the Company or its stockholders and (C) within 12 months following the date of such termination, the Company (I) enters into a definitive agreement with respect to an Acquisition Proposal, which Acquisition Proposal is subsequently consummated (whether or not such consummation occurs during such 12-month period), or (II) consummates a transaction contemplated by any Acquisition Proposal (provided that for purposes of this clause (C), each reference to “15%” in the definition of Acquisition Proposal shall be deemed to be a reference to “50%”), then the Company shall pay to Parent in immediately available funds, concurrently with the occurrence of the applicable event described in clause (C), the Termination Fee.

(c) Parent Termination Fee. Parent shall pay the Company a termination fee equal to $16,800,000 (the “Parent Termination Fee”) in the event that as of the End Date all the conditions to the Merger set forth in Sections 9.01 and 9.02 have been satisfied or waived (other than any conditions for which the failure to be so satisfied resulted from Parent’s or Merger Subsidiary’s breach of any provision of this Agreement), and notwithstanding the foregoing, the Effective Time shall not have occurred due to a breach of this Agreement by Parent or Merger Subsidiary, and this Agreement is subsequently terminated by the Company pursuant to Section 10.01(b)(i) or Section 10.01(d)(ii). Any fee due under this Section 11.04(c) shall be paid by Parent by wire transfer of same-day funds within one (1) Business Day after the termination of this Agreement.

(d) Other Costs and Expenses. Parent and the Company acknowledge that the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, Parent, Merger Subsidiary and the Company would not enter into this Agreement. Accordingly, if either party fails promptly to pay any amount due pursuant to this Section 11.04, such party shall also pay any costs and expenses incurred by the other party in connection with a legal action to enforce this Agreement that results in a judgment against such party that fails to pay any amount due pursuant to this Section 11.04 for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

(e) Subject to Section 11.04(d), Parent and the Company agree that, upon any termination of this Agreement under circumstances where the Termination Fee or Parent Termination Fee is payable pursuant to this Section 11.04 and such Termination Fee or Parent Termination Fee is paid in full, the parties hereto shall be precluded from any other remedy against the other parties, at law or in equity or otherwise, and neither the Company, Parent nor Merger Subsidiary shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the other parties hereto or any of their Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, shareholders or Affiliates or their respective Representatives in connection with this Agreement or the transactions contemplated hereby.

(f) The Company’s right to receive payment of the Parent Termination Fee from Parent or the Guarantors pursuant to the Limited Guarantee in respect thereof shall be the sole and exclusive remedy of the Company and its Affiliates against Parent, Merger Subsidiary, the Guarantors or any of their respective former, current or future general or limited partners, shareholders, managers, members, directors, officers, employees or Affiliates or their Representatives (collectively, the “Parent Related Parties”) for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise (“Company Damages”) and upon payment of such amount none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement (except that Parent shall also be obligated with respect to Section 11.04(d) and the Guarantors under the Limited Guarantee in respect of Section 11.04(d)).

(g) Notwithstanding anything herein to the contrary, (i) the maximum aggregate liability of Parent and Merger Subsidiary for all Company Damages (inclusive of the Parent Termination Fee), shall be limited to an amount equal to the Parent Termination Fee plus any amounts that become due under Section 11.04(d) (the “Parent Liability Limitation”), and in no event shall the Company or any of its Affiliates seek (x) any Company Damages in excess of such amount, (y) any Company Damages in any amount if the Parent Termination Fee has been paid or (z) any other recovery, judgment, or damages of any kind, including equitable relief or consequential, indirect, or punitive damages, against Parent, Merger Subsidiary, the Guarantors or any other Parent Related Parties in connection with this Agreement or the Merger and (ii) the Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case with respect to Company Damages, any of the Parent Related Parties, through the Parent or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against the Guarantors or any other Parent Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, except for its rights to recover the Parent Termination Fee or Company Damages subject to the Parent Liability Limitation, from Parent or the Guarantors (but not any other Parent Related Party (including any general partner or managing member)) under and to the extent provided in the Limited Guarantee), in each case, subject to the Parent Liability Limitation and the other limitations described therein and herein. Subject to the limitations contained herein and in the Limited Guarantee, recourse against Parent hereunder and the Guarantors under the Limited Guarantee shall be the sole and exclusive remedy of the Company and its Affiliates against the Guarantors and any other Parent Related Party in respect of any liabilities or obligations arising under, or in connection with, this Agreement.

Section 11.05. Disclosure Schedule. The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The mere inclusion of an item in the Company Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Material Adverse Effect on the Company.

Section 11.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.03, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 7.03 and Section 11.04, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

Section 11.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08. Jurisdiction. (a) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

(b) EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY DESIGNATES THE CORPORATION TRUST COMPANY (IN SUCH CAPACITY, THE “PROCESS AGENT”), WITH AN OFFICE AT 1209 ORANGE STREET, CITY OF WILMINGTON, COUNTY OF NEW CASTLE, DELAWARE 19801 AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 11.01 OF THIS AGREEMENT. EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN WILMINGTON, DELAWARE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.

Section 11.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 11.11. Entire Agreement. This Agreement, the Voting Agreements, the Confidentiality Agreement and the Limited Guarantee constitute the entire agreement between the parties with respect to the subject matter herein and therein and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter herein and therein.

Section 11.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13. Specific Performance. The Company agrees that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof or were otherwise breached. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which Parent is are entitled at law or in equity. The Company acknowledges and agrees that it is not entitled to enforce specifically the terms and provisions of this Agreement.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

MSC.SOFTWARE CORPORATION

By:	/s/ Ashfaq A. Munshi
Name:	Ashfaq A. Munshi
Title:	Interim Chief Executive Officer and President

MAXIMUS HOLDINGS INC.

By:	/s/ William F. Chisholm
Name:	William F. Chisholm
Title:	President

MAXIMUS INC.

By:	/s/ William F. Chisholm
Name:	William F. Chisholm
Title:	President

Schedule I

List of Director/Officer Voting Agreement Signatories

Ashfaq A. Munshi

Robert A. Schriesheim

Masood A. Jabbar

Donald Glickman

William F. Grun

Randolph H. Brinkley

Sam M. Auriemma

John A. Mongelluzzo

Amir Mobayen

Schedule II

List of Shareholder Voting Agreement Signatories

Elliott Associates L.P.

Elliott International, L.P.

Elliott International Capital

EXHIBIT A-1

FORM OF DIRECTOR/OFFICER VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of July 7, 2009 by and between Maximus Holdings Inc., a Delaware corporation (“Parent”), and the undersigned stockholder (the “Stockholder”) of MSC.Software Corporation, a Delaware corporation (the “Company”).

RECITALS:

A.         Parent, the Company and Maximus Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into the Company, pursuant to which all outstanding shares of the Company will be converted into the right to receive cash, as set forth in the Merger Agreement.

B.          The Stockholder is the beneficial owner (as defined in Rule 13d-3 under the 1934 Act) of such number of shares of the outstanding capital stock of the Company, and such number of shares of capital stock of the Company issuable upon the exercise of outstanding options and other rights to acquire Company capital stock, as is indicated on the signature page of this Agreement.

C.          In consideration of the execution of the Merger Agreement by Parent, the Stockholder (in his or her capacity as such) has agreed to vote the Shares so as to facilitate consummation of the Merger.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Certain Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, or (ii) such date and time as the Merger Agreement shall have been terminated in accordance with the terms and conditions set forth in the Merger Agreement.

(b) “Shares” shall mean: (i) all securities of the Company (including all shares of capital stock of the Company and all options to acquire shares of capital stock of the Company) owned by the Stockholder as of the date of this Agreement, and (ii) all additional securities of the Company (including all additional shares of capital stock of the Company and all additional options to acquire shares of capital stock of the Company) of which the Stockholder acquires beneficial ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date.

(c) “Transfer.” A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to (including any short sale), establishes an open “put equivalent position” within the meaning of Rule 16a-h under the 1934 Act, transfers or otherwise disposes of such security or any interest therein, (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to (including any short sale), establishment of a “put equivalent position” with respect to, transfer of or other disposition of such security or any interest therein, or (iii) enters into any swap or other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequences of ownership of any Shares, whether any such swap or transaction is to be settled by delivery of Shares or other securities, in cash or otherwise.

2. Transfer of Shares.

(a) Transfer of Shares. The Stockholder hereby agrees that, at all times during the period commencing with the execution and delivery of this Agreement until the Expiration Date, the Stockholder shall not cause or permit any Transfer of any of the Shares to be effected or make any offer regarding any Transfer of any of the Shares; provided, however, that the Stockholder may Transfer Shares to a family member or trust for estate planning purposes, provided that, as a condition to any such Transfer to a family member or trust, the transferee has agreed with Parent in writing to be bound by the terms of this Agreement (including granting the Proxy (as defined below) as contemplated hereby) and to hold such Shares subject to all the terms and provisions of this Agreement.

(b) Transfer of Voting Rights. The Stockholder hereby agrees that, at all times commencing with the execution and delivery of this Agreement until the Expiration Date, the Stockholder shall not deposit, or permit the deposit of, any Shares in a voting trust, grant any proxy in respect of the Shares, or enter into any voting agreement or similar arrangement, commitment or understanding in a manner inconsistent with the terms of Section 3 hereof or otherwise in contravention of the obligations of the Stockholder under this Agreement, with respect to any of the Shares.

3. Agreement to Vote Shares. Until the Expiration Date, at every meeting of stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, the Stockholder shall, or shall cause the holder of record on any applicable record date to, to the extent not voted by the person(s) appointed under the Proxy, vote the Shares that are eligible to be voted at any general or special meeting of the stockholders of the Company:

(a) in favor of (i) adoption of the Merger Agreement, (ii) each of the actions contemplated by the Merger Agreement, and (ii) any proposal or action that could reasonably be expected to facilitate the Merger and the other transactions contemplated by the Merger Agreement;

(b) against any proposal or action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement; and

(c) against any Acquisition Proposal.

Until the Expiration Date, in the event that any meeting of the stockholders of the Company is held with respect to any of the foregoing (and at every adjournment or postponement thereof), the Stockholder shall, or shall cause the holder of record of Shares on any applicable record date to, appear at such meeting or otherwise cause his, her or its Shares that are eligible to be voted at any general or special meeting of the stockholders of the Company to be counted as present thereat for purposes of establishing a quorum.

4. Irrevocable Proxy.

(a) The Stockholder hereby irrevocably grants to, and appoints, William F. Chisholm and Brad MacMillin or either of them in their respective capacities as officers of Parent and any individual who shall hereafter succeed to any such office of Parent and each of them individually, such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Shares, or grant a consent or approval in respect of the Shares, in each case that are eligible to be voted at any general or special meeting of the stockholders of the Company, in the following manner as specified in Section 3 hereof:

(i) in favor of (i) adoption of the Merger Agreement, (ii) each of the actions contemplated by the Merger Agreement, and (ii) any proposal or action that could reasonably be expected to facilitate the Merger and the other transactions contemplated by the Merger Agreement;

(ii) against any proposal or action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement; and

(iii) against any Acquisition Proposal.

(b) The Stockholder represents that any proxies given prior to this Agreement regarding the Shares are not irrevocable, and that such proxies are revoked.

(c) The Stockholder affirms that the irrevocable proxy set forth in this Section 4 (the “Proxy”) is given in connection with the execution of the Merger Agreement, and that such Proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder further affirms that the Proxy is coupled with an interest and may under no circumstances be revoked, except that the Proxy shall be revoked as of the Expiration Date.

5. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise specifically provided herein, or in the performance of the Stockholder’s duties or responsibilities as stockholders of the Company.

6. No Solicitation. The Stockholder hereby represents and warrants that he or she has read Section 6.03 of the Merger Agreement and agrees to be bound by the provisions of such section.

7. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent that, as of the date hereof and at all times until the Expiration Date:

(a) the Stockholder is (and, except to the extent a Transfer is made pursuant to the proviso in Section 2(a), will be) the beneficial owner of the shares of capital stock of the Company, and the options and other rights to acquire shares of capital stock of the Company, set forth on signature page of this Agreement, with full power to vote or direct the voting of the Shares for and on behalf of all beneficial owners of the Shares (that are eligible to be voted at any general or special meeting of the stockholders of the Company);

(b) the Shares are (and will be) free and clear of any Liens, options, rights of first refusal, co-sale rights or other encumbrances of any kind or nature (other than restrictions on transfer imposed by applicable securities Laws);

(c) the Stockholder does not as of the date of this Agreement beneficially own any securities of the Company other than the shares of capital stock of the Company, and options and other rights to acquire shares of capital stock of the Company, set forth on the signature page of this Agreement;

(d) the Stockholder has (and will have) full power and authority to make, enter into and carry out the terms of this Agreement (including the Proxy);

(e) the Stockholder agrees that it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Authority, which alleges that the execution and delivery of this Agreement by the Stockholder, either alone or together with the other Voting Agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the board of directors of the Company, breaches any fiduciary duty of the board of directors of the Company or any member thereof;

(f) the execution, delivery and performance of this Agreement by the Stockholder does not, and the consummation by the Stockholder of the transactions contemplated hereby will not, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice of or the passage of time or both) under any Applicable Law or any Contract to which the Stockholder is a party or which is binding on it, him or her or its, his or her assets and will not result in the creation of any Lien on any of the assets or properties of the Stockholder (other than the Shares), in each case except for such violations, breaches, defaults, terminations, cancellations, modifications, accelerations or Liens as would not reasonably be expected to prevent or materially delay the performance by the Stockholder of any of its obligations under this Agreement;

(g) this Agreement has been duly executed by the Stockholder and constitutes the valid and legally binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity; and

(h) other than filings under the Exchange Act and other than such as, if not made, obtained or given, would not reasonably be expected to prevent or materially delay the performance by Stockholder of any of its obligations under this Agreement, no notices, reports or other filings are required to be made by the Stockholder with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Stockholder from, any Governmental Authority or any other Person, in connection with the execution and delivery of this Agreement by the Stockholder.

8. Representations and Warranties of the Parent. The execution, delivery and performance by the Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the corporate powers of Parent and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding agreement of Parent, enforceable against Parent in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity.

9. Consent. The Stockholder consents and authorizes the Company and Parent their respective affiliates to publish and disclose in the Proxy Statement and other documents filed with the SEC in connection with the Merger Agreement its identity and ownership of the Shares and the nature of its commitments, arrangements and understandings under this Agreement.

10. Legending of Shares. If so requested by Parent, the Stockholder hereby agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy.

11. Termination. This Agreement, and any undertaking, proxy or waiver granted by the Stockholder hereunder shall terminate and be of no further force or effect as of the Expiration Date; provided, that upon termination of this Agreement, Parent shall take such actions as are reasonably requested by the Stockholder to remove any legend placed upon any Shares pursuant to Section 10.

12. Appraisal Rights. The Shareholder irrevocably waives and agrees not to exercise any rights (including, without limitation, under Section 262 of Delaware Law) to demand appraisal of any of the Shares which may arise with respect to the Merger.

13. Further Assurances. The Stockholder (in his or her capacity as such) shall execute and deliver any additional certificate, instruments and other documents, and take any additional actions, as Parent may deem necessary or desirable, in the reasonable opinion of Parent, to carry out and effectuate the purpose and intent of this Agreement.

14. Miscellaneous.

(a) Waiver. No failure or delay by either party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(b) Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(c) Binding Effect; Assignment. The Stockholder may not assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Parent, and any attempted assignment without such prior written approval shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(d) Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

(e) Specific Performance; Injunctive Relief. The parties agree that irreparable damage would occur to Parent the event that any of the provisions of this Agreement were not performed by the Stockholder in accordance with their specific terms or were otherwise breached and that money damages would not be an adequate remedy. It is accordingly agreed that Parent shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Stockholder and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery or, if subject matter jurisdiction in the such court is not available, in the United States District Court for the District of Delaware without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

(f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflicts of law rules of such state, applicable to contracts executed in and to be performed entirely within that State.

(g) Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (each, a “Proceeding”). Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Proceeding, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 13(g).

(h) Entire Agreement. This Agreement (including the Proxy) (a) constitutes the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

(i) Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

if to Parent, to:

Maximus Holdings Inc.

c/o Symphony Technology Group

2475 Hanover Street

Palo Alto, CA 94304

Attention: Chief Financial Officer

Facsimile No.: (415) 358-8835

Copy to:

Shearman & Sterling LLP

525 Market Street

San Francisco, CA 94105

Attention: Steve L. Camahort

Facsimile No.: 415-616-1440

If to the Stockholder: To the address for notice set forth on the signature page hereof,

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

(j) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(k) Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

(l) Rules of Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(m) Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(n) Stockholder Capacity. To the extent that the Stockholder is an officer or director of the Company or any of its Subsidiaries, nothing in this Agreement shall be construed as preventing or otherwise affecting any actions taken by the Stockholder in his or her capacity as an officer or director of the Company or any of its Subsidiaries or from fulfilling the obligations of such office (including the performance of obligations required by the fiduciary duties of the Stockholder acting solely in his or her capacity as an officer or director).

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

MAXIMUS HOLDINGS INC.

By:

Name:

Title:

[Signature Page to Voting Agreement]

STOCKHOLDER:

By:
Signature

Name:

Title:

Print Address

Telephone

Facsimile No.

Shares beneficially owned:

shares of Company capital stock

shares of Company capital stock issuable upon the exercise of outstanding options shares of Company capital stock issuable upon the exercise of outstanding rights to acquire Company capital stock (other than options)

[Signature Page to Voting Agreement]

EXHIBIT A-2

FORM OF STOCKHOLDER VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of July 7, 2009 by and between Maximus Holdings Inc., a Delaware corporation (“Parent”), and the undersigned stockholder (the “Stockholder”) of MSC.Software Corporation, a Delaware corporation (the “Company”).

RECITALS:

A.          Parent, the Company and Maximus Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”), are entering into an Agreement and Plan of Merger of even date herewith (the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into the Company, pursuant to which all outstanding shares of the Company will be converted into the right to receive cash, as set forth in the Merger Agreement.

B.          The Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of the outstanding capital stock of the Company, and such number of shares of capital stock of the Company issuable upon the exercise of outstanding options and other rights to acquire Company capital stock, as is indicated on the signature page of this Agreement.

C.          In consideration of the execution of the Merger Agreement by Parent, the Stockholder (in his or her capacity as such) has agreed to vote the Shares so as to facilitate consummation of the Merger.

NOW, THEREFORE, intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Certain Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

(a) “Expiration Date” shall mean the earliest to occur of (i) such date and time as the Merger shall become effective in accordance with the terms and provisions of the Merger Agreement, (ii) the date of termination of the Merger Agreement in accordance with its terms and (iii) the delivery of written notice of termination by the Stockholder to Parent, following any amendment to the Merger Agreement effected without the prior written consent of the Stockholder which would reduce or change the form of consideration to be paid in the Merger, increase the amount of the Parent Termination Fee or change in a manner adverse to Parent the circumstances under which the Parent Termination Fee is payable.

(b) “Shares” shall mean: (i) all shares of capital stock of the Company and all options to acquire shares of capital stock of the Company owned by the Stockholder as of the date of this

Agreement, and (ii) all additional shares of capital stock of the Company and all additional options to acquire shares of capital stock of the Company of which the Stockholder acquires beneficial ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date; provided, that with respect to any obligation of the Stockholder hereunder relating to the voting of securities or the granting of proxies with respect to securities, the term “Shares” shall include only such of the foregoing securities as confer voting rights upon the holders thereof and then only to the extent of such voting rights.

(c) “Transfer.” A Person shall be deemed to have effected a “Transfer” of a security if such Person directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to (including any short sale), transfers or otherwise disposes of such security or any interest therein or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to transfer of or other disposition of such security or any interest therein.

2. Transfer of Shares.

(a) Transfer of Shares. The Stockholder hereby agrees that, at all times during the period commencing with the execution and delivery of this Agreement until the Expiration Date, the Stockholder shall not cause or permit any Transfer of any of the Shares to be effected or make any offer regarding any Transfer of any of the Shares; provided, however, that the Stockholder (and any transferee Stockholders) may Transfer Shares to an Affiliate of such Stockholder, provided that, as a condition to any such Transfer to an Affiliate, the transferee has agreed with Parent in writing to be bound by the terms of this Agreement (including granting a Proxy as contemplated hereby) and to hold such Shares subject to all the terms and provisions of this Agreement.

(b) Transfer of Voting Rights. The Stockholder hereby agrees that, at all times commencing with the execution and delivery of this Agreement until the Expiration Date, the Stockholder shall not deposit, or permit the deposit of, any Shares in a voting trust, grant any proxy in respect of the Shares, or enter into any voting agreement or similar arrangement, commitment or understanding in a manner inconsistent with the terms of Section 3 hereof or otherwise in contravention of the obligations of the Stockholder under this Agreement, with respect to any of the Shares.

3. Agreement to Vote Shares. Until the Expiration Date, at every meeting of stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, the Stockholder shall, or shall cause the holder of record on any applicable record date to, to the extent not voted by the person(s) appointed under the Proxy, in each case to the fullest extent that such matters are submitted for the vote or written consent of the Stockholder and that the Shares are entitled to vote thereon or consent thereto, vote the Shares:

(a) in favor of (i) adoption of the Merger Agreement, (ii) each of the actions contemplated by the Merger Agreement, and (ii) any proposal or action that could reasonably be expected to facilitate the Merger and the other transactions contemplated by the Merger Agreement;

(b) against any proposal or action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement; and

(c) against any Acquisition Proposal.

Until the Expiration Date, in the event that any meeting of the stockholders of the Company is held with respect to any of the foregoing (and at every adjournment or postponement thereof), the Stockholder shall, or shall cause the holder of record of Shares on any applicable record date to, appear at such meeting or otherwise cause his, her or its Shares to be counted as present thereat for purposes of establishing a quorum.

4. Irrevocable Proxy.

(a) The Stockholder hereby irrevocably grants to, and appoints, William F. Chisholm and Brad MacMillin or either of them in their respective capacities as officers of Parent and any individual who shall hereafter succeed to any such office of Parent and each of them individually, such Stockholder’s proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of the Stockholder, to vote the Shares, or grant a consent or approval in respect of the Shares in the following manner as specified in Section 3 hereof:

(i) in favor of (i) adoption of the Merger Agreement, (ii) each of the actions contemplated by the Merger Agreement, and (ii) any proposal or action that could reasonably be expected to facilitate the Merger and the other transactions contemplated by the Merger Agreement;

(ii) against any proposal or action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement; and

(iii) against any Acquisition Proposal.

(b) The Stockholder represents that any proxies given prior to this Agreement regarding the Shares are not irrevocable, and that such proxies are revoked.

(c) The Stockholder affirms that the irrevocable proxy set forth in this Section 4 (the “Proxy”) is given in connection with the execution of the Merger Agreement, and that such Proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder further affirms that the Proxy is coupled with an interest and may under no circumstances be revoked (other than by termination of this Agreement in accordance with its terms).

5. No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent any direct or indirect ownership or incidence of ownership of or with respect to any Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and belong to the Stockholder, and Parent shall have no authority to exercise any power or authority to direct the Stockholder in the voting of any of the Shares, except as otherwise specifically provided herein, or in the performance of the Stockholder’s duties or responsibilities as stockholders of the Company.

6. No Solicitation. The Stockholder hereby represents and warrants that he or she has read Section 6.03 of the Merger Agreement and agrees to be bound by the provisions of such section.

7. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent that, as of the date hereof and at all times until the Expiration Date:

(a) the Stockholder is (and, except to the extent a Transfer is made pursuant to the proviso in Section 2(a), will be) the beneficial owner of the shares of capital stock of the Company, and the options and other rights to acquire shares of capital stock of the Company, set forth on signature page of this Agreement, with full power to vote or direct the voting of the Shares for and on behalf of all beneficial owners of the Shares;

(b) the Shares are (and will be) free and clear of any Liens, options, rights of first refusal, co-sale rights or other encumbrances of any kind or nature (other than restrictions on transfer imposed by applicable securities Laws);

(c) the Stockholder does not as of the date of this Agreement beneficially own any securities of the Company other than the shares of capital stock of the Company, and options and other rights to acquire shares of capital stock of the Company, set forth on the signature page of this Agreement;

(d) the Stockholder has (and will have) full power and authority to make, enter into and carry out the terms of this Agreement (including the Proxy);

(e) the Stockholder agrees that it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Authority, which alleges that the execution and delivery of this Agreement by the Stockholder, either alone or together with the other Voting Agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the board of directors of the Company, breaches any fiduciary duty of the board of directors of the Company or any member thereof;

(f) the execution, delivery and performance of this Agreement by the Stockholder does not, and the consummation by the Stockholder of the transactions contemplated hereby will not, result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice of or the passage of time or both) under any applicable Law or any

Contract to which the Stockholder is a party or which is binding on it, him or her or its, his or her assets and will not result in the creation of any Lien on any of the assets or properties of the Stockholder (other than the Shares), in each case except for such violations, breaches, defaults, terminations, cancellations, modifications, accelerations or Liens as would not reasonably be expected to prevent or materially delay the performance by the Stockholder of any of its obligations under this Agreement;

(g) this Agreement has been duly executed by the Stockholder and constitutes the valid and legally binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as enforceability may be limited by bankruptcy and other similar laws and general principles of equity; and

(h) other than filings under the Exchange Act and other than such as, if not made, obtained or given, would not reasonably be expected to prevent or materially delay the performance by Stockholder of any of its obligations under this Agreement, no notices, reports or other filings are required to be made by the Stockholder with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by the Stockholder from, any Governmental Authority or any other Person, in connection with the execution and delivery of this Agreement by the Stockholder.

8. Consent. The Stockholder consents and authorizes the Company and Parent their respective affiliates to publish and disclose in the Proxy Statement and other documents filed with the SEC in connection with the Merger Agreement its identity and ownership of the Shares and the nature of its commitments, arrangements and understandings under this Agreement.

9. Legending of Shares. If so requested by Parent, the Stockholder hereby agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy.

10. Termination. This Agreement, and any undertaking, proxy or waiver granted by the Stockholder hereunder, shall terminate and be of no further force or effect as of the Expiration Date; provided, that upon termination of this Agreement, Parent shall take such actions as are reasonably requested by the Stockholder to remove any legend placed upon any Shares pursuant to Section 9.

11. Appraisal Rights. The Shareholder waives and agrees not to exercise any rights (including, without limitation, under Section 262 of Delaware Law) to demand appraisal of any of the Shares which may arise with respect to the Merger.

12. Further Assurances. The Stockholder (in his or her capacity as such) shall execute and deliver any additional certificate, instruments and other documents, and take any additional actions, as Parent may deem necessary or desirable, in the reasonable opinion of Parent, to carry out and effectuate the purpose and intent of this Agreement.

13. Miscellaneous.

(a) Waiver. No failure or delay by either party in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

(b) Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable law in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

(c) Binding Effect; Assignment. No party may assign this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party, and any attempted assignment without such prior written approval shall be void. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(d) Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

(e) Specific Performance; Injunctive Relief. Each party agrees that irreparable damage would occur to the other party in the event that any of the provisions of this Agreement were not performed by such party in accordance with their specific terms or were otherwise breached and that money damages would not be an adequate remedy. It is accordingly agreed that each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery or, if subject matter jurisdiction in the such court is not available, in the United States District Court for the District of Delaware without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

(f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State.

(g) Waiver of Jury Trial. Each party acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues and, therefore, each such party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby (each, a “Proceeding”). Each party to this Agreement certifies and acknowledges that (a) no Representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a Proceeding, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 13(g).

(h) Entire Agreement. This Agreement (including the Proxy) (a) constitutes the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof and (b) is not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

(i) Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, facsimiled (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

if to Parent, to:

Maximus Holdings Inc.

c/o Symphony Technology Group

2475 Hanover Street

Palo Alto, CA 94304

Attention: Chief Financial Officer

Facsimile No.: (415) 358-8835

Copy to:

Shearman & Sterling LLP

525 Market Street

San Francisco, CA 94105

Attention: Steve L. Camahort

Facsimile No.: 415-616-1440

If to the Stockholder: To the address for notice set forth on the signature page hereof,

or such other address or facsimile number as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 P.M. in the place of receipt and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

(j) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(k) Counterparts. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

(l) Rules of Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(m) Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(n) Stockholder Capacity. To the extent that the Stockholder is an officer or director of the Company or any of its Subsidiaries, nothing in this Agreement shall be construed as preventing or otherwise affecting any actions taken by the Stockholder in his or her capacity as an officer or director of the Company or any of its Subsidiaries or from fulfilling the obligations of such office (including the performance of obligations required by the fiduciary duties of the Stockholder acting solely in his or her capacity as an officer or director).

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

MAXIMUS HOLDINGS INC.

By:

Name:

Title:

[Signature Page to Voting Agreement]

STOCKHOLDER:

By:
Signature

Name:

Title:

Print Address

Telephone

Facsimile No.

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019-6064 Fax: (212) 757-3990
Attention:	Robert B. Schumer Steven J. Williams

Shares beneficially owned:

shares of Company capital stock

shares of Company capital stock issuable upon the exercise of outstanding options shares of Company capital stock issuable upon the exercise of outstanding rights to acquire Company capital stock (other than options)

[Signature Page to Voting Agreement]